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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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The Mills Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE MILLS CORPORATION
1300 Wilson Boulevard
Suite 400
Arlington, Virginia 22209

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 10, 2004

Dear Stockholder:

        You are cordially invited to attend our 2004 annual meeting of stockholders, which will be held on Thursday, June 10, 2004, at 10:00 a.m., eastern time, at

Key Bridge Marriott
1401 Lee Highway
Arlington, Virginia 22209

to consider the following proposals:

  1.
  To re-elect four directors to serve for the ensuing three-year term;

  2.
  To ratify the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2004;

  3.
  To approve an amendment to our certificate of incorporation to increase the number of authorized shares of capital stock from 170,000,000 to 200,000,000 and the number of authorized shares of preferred stock from 20,000,000 to 50,000,000;

  4.
  To approve the 2004 Stock Incentive Plan;

  5.
  To approve and adopt the Executive High Performance Program; and

  6.
  To transact such other business as may properly come before the meeting.

        Only stockholders of record at the close of business on April 12, 2004 will be entitled to receive notice of and vote at the meeting or any adjournments thereof.

        This proxy statement, the enclosed proxy card and our 2003 annual report to stockholders are being mailed to you and other stockholders beginning on or about April    , 2004.

        Your vote is very important. Whether or not you plan to attend the meeting in person, please submit your vote as soon as possible. You may vote through the Internet, by telephone, by completing and mailing the accompanying proxy card or by attending the annual meeting and completing a written ballot at the annual meeting. Please review the instructions on the accompanying proxy card regarding each of these voting options.

                      By order of the Board of Directors,

                      Laurence C. Siegel
                      Chairman of the Board and Chief Executive Officer

                      Thomas E. Frost
                      Executive Vice President and Secretary

Arlington, VA
April    , 2004

Table of Contents

QUESTIONS AND ANSWERS
Why am I receiving this proxy statement?	1
Who is entitled to vote at the annual meeting?	1
What are the voting rights of stockholders?	1
What will constitute a quorum at the annual meeting?	1
How do I vote?	2
How are proxy card votes counted?	2
May I change or revoke my vote?	2
Who is soliciting my proxy?	2
Who pays the costs of soliciting proxies?	3
Will any other matters be voted on?	3
ELECTION OF DIRECTORS (PROPOSAL 1)	3
Our Board of Directors	3
Our Recommendation	6
CORPORATE GOVERNANCE, BOARD AND COMMITTEES AND DIRECTOR COMPENSATION INFORMATION	6
Attendance by Our Directors at 2003 Board and Committee Meetings	6
Committees of Our Board of Directors	6
Director Nomination and Evaluation Process	8
Independence of Our Directors	9
Policy on Attendance of Annual Meetings by Directors	10
Policy on Stockholder Communication with Board	10
Executive Sessions of Non-Management Directors	10
Code of Ethics	10
Compensation of Directors	11
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (PROPOSAL 2)	12
Our Independent Auditors	12
Our Recommendation	12
Disclosure of Ernst & Young LLP Fees for the Year Ended December 31, 2003	12
Pre-Approval of Audit and Non-Audit Services	12
APPROVAL OF AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF CAPITAL STOCK AND PREFERRED STOCK (PROPOSAL 3)	13
Description of the Proposed Amendment	13
Our Recommendation	14
APPROVAL OF THE MILLS CORPORATION 2004 STOCK INCENTIVE PLAN (PROPOSAL 4)	15
Description of the Plan	15
Federal Income Tax Consequences	19
New Plan Benefits	19
Our Recommendation	20
APPROVAL OF THE EXECUTIVE HIGH PERFORMANCE PROGRAM (PROPOSAL 5)	20
High Performance Stock and High Performance Units	20
Grants of HPSs and HPUs are Subject to Limitations	21
Our Recommendation	22
OUR EXECUTIVE OFFICERS	23
Biographical Information of Our Executive Officers	23
Biographical Information of Other Key Employees	24
Executive Compensation	25
Option Grants in Last Fiscal Year	27
Aggregated Options/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option Values	27

Long-Term Incentive Plans—Awards in Last Fiscal Year	27
Employment Agreements and Other Arrangements	28
Equity Compensation Plan Information	32
PERFORMANCE GRAPH, AUDIT COMMITTEE REPORT, EXECUTIVE COMPENSATION REPORT AND COMPENSATION COMMITTEE INTERLOCK	33
Performance Graph	33
Report of the Audit Committee	34
Report on Executive Compensation	35
Compensation Committee Interlocks and Insider Participation	38
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF	38
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	41
Transactions with Kan Am	41
Indebtedness of Management	43
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	43
OTHER MATTERS	43
STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING	43

THE MILLS CORPORATION
1300 Wilson Boulevard
Suite 400
Arlington, Virginia 22209

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 10, 2004

        All references to "we," "our," "us," "Mills" and "Company" refer to The Mills Corporation and its subsidiaries and affiliates. This proxy statement, the enclosed proxy card and our 2003 annual report to stockholders are being mailed to you and other stockholders beginning on or about April     , 2004.

QUESTIONS AND ANSWERS

Why am I receiving this proxy statement?

        You are receiving this proxy statement and the accompanying proxy card because you own shares of our voting common stock. This proxy statement contains information related to the solicitation of proxies for use at our 2004 annual meeting of stockholders, to be held on June 10, 2004 at 10:00 a.m., eastern time, at the Key Bridge Marriott, 1401 Lee Highway, Arlington, Virginia 22209, for the purposes stated in the accompanying notice of annual meeting of stockholders.

        If you sign the proxy card, Mark D. Ettenger and Thomas E. Frost are appointed as your representatives to vote your shares of common stock at the meeting. At the meeting, Mark D. Ettenger and Thomas E. Frost, or either of them, will vote your shares as you instruct on your proxy card.

Who is entitled to vote at the annual meeting?

        Only holders of record of our common stock at the close of business on April 12, 2004, the record date for the 2004 annual meeting, are entitled to receive notice of, and vote at, the meeting. Our common stock constitutes the only class of securities entitled to vote at the meeting. On April 12, 2004, we had            shares of common stock and no shares of non-voting common stock outstanding.

What are the voting rights of stockholders?

        Each share of common stock outstanding on the record date entitles its holder to cast one vote on each matter to be voted on.

What will constitute a quorum at the annual meeting?

        The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on April 12, 2004, the record date for the 2004 annual meeting, will constitute a quorum, permitting the stockholders to conduct business at the meeting. We will include abstentions and broker non-votes in the calculation of the number of shares considered to be present at the meeting. Broker non-votes are shares held by a broker or nominee that are represented at the meeting, but with respect to which the broker or nominee is not voting on a particular proposal.

How do I vote?

        You may vote by completing and returning the accompanying proxy card, vote through the Internet at www.eproxyvote.com/mls, vote by telephone using the toll-free number shown on the enclosed proxy card or by attending the annual meeting and completing a written ballot at the annual meeting. Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy card. Votes by Internet or telephone must be received before 11:59 p.m. on Wednesday, June 9, 2004. If you do not indicate your voting preference, the appointed proxies will vote your shares FOR each of the proposals. For instructions on voting through the Internet or by telephone, see the enclosed proxy card.

        If your shares are held in a brokerage account or in your broker's name (i.e., "street name"), you should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, in most cases, submit voting instructions by the Internet or by telephone to your broker or nominee. If you provide specific instructions, your broker or nominee should vote your shares as directed. We will pass out written ballots to anyone who wants to vote in person at the annual meeting. If you hold your shares in street name through a brokerage account, you will need a legal proxy from your broker to vote at the annual meeting.

How are proxy card votes counted?

        If the accompanying proxy card is properly signed and returned to us, and not revoked, it will be voted as directed by you. Unless contrary instructions are given, Mark D. Ettenger and Thomas E. Frost, or either of them, as the persons designated as proxy holders on the proxy card, will vote (a) FOR the election of all nominees for our Board of Directors named in this proxy statement, (b) FOR the ratification of Ernst & Young LLP as our independent auditors for the year ending December 31, 2004, (c) FOR the approval of the amendment to our certificate of incorporation to increase the total number of authorized shares of capital stock from 170,000,000 to 200,000,000 and the number of authorized shares of preferred stock from 20,000,000 to 50,000,000, (d) FOR the approval of the 2004 Stock Incentive Plan, (e) FOR the approval of the Executive High Performance Program, and (f) as recommended by our Board of Directors with regard to any other matters properly coming before the meeting, or, if no such recommendation is given, in their own discretion.

May I change or revoke my vote?

        Yes. You may change or revoke a previously granted proxy at any time by either (a) submitting a later-dated vote, in person at the annual meeting, through the Internet, by telephone or by mail, or (b) delivering instructions to our Corporate Secretary at our executive offices located at 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209. Please note that attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy.

        If you hold your shares in street name, then you may submit new voting instructions by contacting your broker or nominee. You may also vote in person at the annual meeting if you obtain a legal proxy from your broker as described above.

Who is soliciting my proxy?

        This solicitation is made on behalf of our Board of Directors. We have not been informed by any director that he or she intends to oppose any proposal contained in this proxy statement. Solicitation will be made initially by this proxy statement. We have retained Georgeson Shareholder, a proxy soliciting firm, to assist in soliciting proxies. In addition, we may solicit your proxy through the assistance of our officers, directors or employees, without any additional compensation, personally or by telephone or telecopy or other appropriate means.

Who pays the costs of soliciting proxies?

        We will pay the costs of soliciting proxies, which will consist primarily of the cost of printing, postage and handling and the payment of a fee not to exceed $10,000, plus reimbursement of reasonable out-of-pocket expenses, to Georgeson. It is anticipated that banks, brokers, fiduciaries, custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse such persons for their out-of-pocket expenses in doing so.

Will any other matters be voted on?

        As of the date of this proxy statement, our management knows of no other matters that will be presented for consideration at the meeting other than those matters discussed in this proxy statement. If any other matters properly come before the meeting and call for a stockholder vote, valid proxies will be voted by the holders of the proxies in accordance with the recommendation of the Board of Directors or, if no recommendation is given, in their own discretion.

You should rely only on the information provided in this proxy statement. We have authorized no one to provide you with different information. You should assume that the information in this proxy statement is accurate only as of the date of this proxy statement or, where information relates to another date set forth in this proxy statement, then as of that date.

ELECTION OF DIRECTORS
(PROPOSAL 1)

Our Board of Directors

        We have twelve directors on our Board of Directors divided into three classes, with one class of directors elected by the stockholders annually. The term of each class of directors is for a three-year period. The class of directors whose term expires in 2004 consists of five directors, the class of directors whose term expires in 2005 consists of three directors and the class of directors whose term expires in 2006 consists of four directors. The directors whose term will expire at the 2004 annual meeting are James C. Braithwaite, James F. Dausch, Hon. Joseph B. Gildenhorn, Harry H. Nick and Robert P. Pincus. Each of Messrs. Braithwaite, Gildenhorn, Nick and Pincus has been nominated for re-election at the 2004 annual meeting to hold office until the 2007 annual meeting of stockholders and until his successor is elected and qualified. Mr. Dausch has agreed not to stand for re-election to assist the Board in satisfying the NYSE's independence rules.

        We know of no reason why any nominee would be unable to serve as a director. If any nominee is unavailable for election or service, our Board of Directors may designate a substitute nominee and the persons designated as proxy holders on the proxy card will vote for the substitute nominee recommended by our Board of Directors. Alternatively, our Board of Directors may decrease the size of the Board. For a discussion of our Board's determination of the independence of our directors and other corporate governance matters, please see the section "Corporate Governance, Board and Committees and Director Compensation Information" below.

        The following is a biographical summary of our directors as of March 23, 2004.

Terms ending at the 2004 annual meeting of stockholders

        James C. Braithwaite, age 63, has been our director since April 1994. Since 1980, Mr. Braithwaite has served as President of Kan Am Realty, Inc., a company that is affiliated with Kan Am with investments in commercial real estate in the United States, and also serves as an officer and director of various other Kan Am affiliated companies. Kan Am is a joint venture partner in many of our projects. During 1994, Mr. Braithwaite served as our Executive Vice President of Operations. If re-elected at the 2004 annual meeting of stockholders, Mr. Braithwaite will serve until the earlier of the 2007 annual meeting of stockholders and until a successor is elected and qualified or until his death, removal or resignation.

        James F. Dausch, age 60, has served as our director since October 1997. Since August 2002, Mr. Dausch has served as our President, Development Division. From 1999 until July 2002, Mr. Dausch was our Senior Executive Vice President of Development and from 1994 to 1999, he was our Executive Vice President of Development. Prior to joining us, Mr. Dausch was Executive Vice President of Development and New Business for CenterMark Properties, Inc., a retail property developer and owner. From 1977 to 1989, Mr. Dausch was employed by The Rouse Company, an owner and operator of retail centers, office and industrial buildings and large-scale community developments. As described above, Mr. Dausch has agreed not to stand for re-election to assist the Board in satisfying the NYSE's independence rules.

        Hon. Joseph B. Gildenhorn, age 74, has been our director since November 1995. Since 1956, Mr. Gildenhorn has been a partner of The JBG Companies and its predecessors, a real estate development and management company, and a partner at the law firm of Brown, Gildenhorn & Jacobs. From 1989 to 1993, Mr. Gildenhorn served as United States Ambassador to Switzerland. Since June 2002, Mr. Gildenhorn has served as Chairman of Trustees of the Woodrow Wilson International Center for Scholars. He formerly served as vice chairman of the board of directors of the D.C. Metro Region of BB&T Corporation, a commercial banking institution. If re-elected at the 2004 annual meeting of stockholders, Mr. Gildenhorn will serve until the earlier of the 2007 annual meeting of stockholders and until a successor is elected and qualified or until his death, removal or resignation.

        Harry H. Nick, age 62, has been our director since April 1994. Since 1997, he has been a private investor and a principal of Seneca Investment Group, LLC, an investment firm that he founded. From 1993 to 1996, Mr. Nick held various senior executive positions with us. From 1982 to 1993, he served as a consultant and senior executive with Western Development Corporation, our predecessor. Mr. Nick is a certified public accountant and from 1966 to 1982, he was employed with the accounting firm of Grant Thornton, serving eight years as an audit partner. Mr. Nick serves as a director of several private real estate companies in Canada. If re-elected at the 2004 annual meeting of stockholders, Mr. Nick will serve until the earlier of the 2007 annual meeting of stockholders and until a successor is elected and qualified or until his death, removal or resignation.

        Robert P. Pincus, age 57, has been our director since April 1994. Since 2002, Mr. Pincus has served as Chairman of Milestone Capital Partners, L.P., a leverage buyout fund. From 1999 to 2002, Mr. Pincus served as President of the D.C. Metro Region of BB&T Corporation, a position from which he retired in March 2002, and from 1991 to 1999, he served as Chief Executive Officer and President of Franklin National Bank of Washington, D.C., a commercial bank located in the Washington, D.C. metropolitan area that merged with BB&T Corporation. From 1983 to 1991, Mr. Pincus was Chief Executive Officer and President of Sovran Bank/DC National, a commercial bank, and its predecessors, D.C. National Bank and D.C. National Bancorp, Inc. Mr. Pincus serves as chairman of the board of directors of the D.C. Metro Region of BB&T Corporation. If re-elected at the 2004 annual meeting of stockholders, Mr. Pincus will serve until the earlier of the 2007 annual meeting of stockholders and until a successor is elected and qualified or until his death, removal or resignation.

Terms ending at the 2005 annual meeting of stockholders

        Franz von Perfall, age 62, has been our director since April 1994. Since 1980, Mr. von Perfall has been a principal of Kan Am and its affiliated entities, a German commercial real estate company that invests in commercial real estate in Germany and the United States. Kan Am is a joint venture partner in many of our projects. From 1977 to 1980, Mr. von Perfall served as a director of ING BHF-Bank, Frankfurt, a German commercial bank.

        Cristina L. Rose, age 57, has been our director since May 1998. Since 1987, Ms. Rose has served as chairperson of Rose & Kindel, Inc., a leading California public affairs firm that she co-founded. From 1984 to 1987, Ms. Rose was a principal at Cristina L. Rose, Inc., a state and local government relations and communications firm that she founded. From 1975 to 1984, she directed the Sacramento lobbying activities of Winner/Wagner & Associates, a national public affairs firm.

        Laurence C. Siegel, age 51, has been our director since January 1993. Since March 1995, Mr. Siegel has served as our Chief Executive Officer and since August 1995, he has served as our Chairman of the Board. From our inception in 1993 to 1995, Mr. Siegel served as our Executive Vice President, Secretary and Vice Chairman. From 1983 to 1993, Mr. Siegel was Executive Vice President of our predecessor entity, Western Development Corporation. Prior to joining Western Development Corporation, Mr. Siegel was the Vice President of Leasing for the Mid-Atlantic States at Merrill Lynch Commercial Services.

Terms ending at the 2006 annual meeting of stockholders

        Charles R. Black, Jr., age 56, has been our director since November 1995. Since 2001, Mr. Black has served as Chairman of BKSH & Associates, a public affairs company, and from 1980 to 2001, Mr. Black served as President and Chief Executive Officer of BKSH & Associates and its predecessor, Black Kelly Scruggs & Healey. Mr. Black serves on the board of directors of the American Conservative Union and the Fund for American Studies.

        Dietrich von Boetticher, age 62, has been our director and vice chairman since April 1994. Since 1976, Mr. von Boetticher has been a principal of Kan Am and its affiliated entities, a German commercial real estate company that invests in commercial real estate in Germany and the United States. Kan Am is a joint venture partner in many of our projects. In addition, since 1972, Mr. von Boetticher has been a partner in the law firm of von Boetticher Hasse Lohmann in Munich, Germany.

        S. Joseph Bruno, age 55, has been our director since March 2004. From 2001 to 2004, Mr. Bruno served as Senior Consultant—eHealth Division of BCE Emergis, an eCommerce service provider in the health and financial services sectors, where he focused on financial reporting, mergers and acquisitions, and tax auditing. From 1995 to 2000, Mr. Bruno was Senior Vice President, Chief Financial Officer and Corporate Secretary for United Payors & United Providers, Inc., a service provider in the health care industry. From 1989 to 1995, he was a partner at Coopers & Lybrand LLP, an international public accounting firm and the predecessor entity to PricewaterhouseCoopers LLP. From 1986 to 1989, Mr. Bruno served as Senior Vice President of Operations and Chief Financial Officer of Jurgovan & Blair, Inc., a health care and information technology services provider, and from 1971 to 1986, he was employed by KPMG Peat, Marwick, LLP, an international public accounting firm, including six years as a partner. Mr. Bruno currently serves as chairman of the board of directors of Building Hope, a Sallie Mae Fund company, and on the board of directors of Intergroup Services Corporation, Group Dental Service, Inc. and Fourth Dimension Italy, S.r.L. Mr. Bruno is a certified public accountant and has been a member of the AICPA since 1972.

        John M. Ingram, age 68, has been our director since April 1994. Mr. Ingram has served as our vice chairman since August 1995. Mr. Ingram is currently an independent retail, real estate and bankruptcy consultant. Mr. Ingram has an extensive history serving with major retailers. From 1993 to 1994, he served as Senior Vice President of T.J. Maxx Company, Inc., a nationwide discount retailer, and from 1974 to 1993 he was Senior Vice President and Secretary of Marshalls Inc., a nationwide discount retailer. Mr. Ingram is the past Chairman of the International Council of Shopping Centers.

        Nominees for directors will be elected upon a favorable vote of a plurality of the shares of common stock cast at the meeting. Broker non-votes will have no effect on the outcome of the election other than for purposes of determining a quorum.

Our Recommendation

        We recommend a vote FOR the nominees.

CORPORATE GOVERNANCE, BOARD AND COMMITTEES
AND DIRECTOR COMPENSATION INFORMATION

Attendance by Our Directors at 2003 Board and Committee Meetings

        During 2003, our Board of Directors held 11 meetings. Each of our directors attended at least 75% of the meetings held during 2003 by our Board of Directors and the Committees of which he or she was a member. Mr. Bruno joined our Board in March 2004. As a result, none of the information in this proxy statement that relates to attendance at Board and Committee meetings held during 2003 and director compensation during 2003 reflect Mr. Bruno's membership on the Board.

Committees of Our Board of Directors

        In accordance with our bylaws, our Board of Directors has established an Executive Committee, an Audit Committee, a Governance and Nominating Committee and an Executive Compensation Committee to assist the Board of Directors in carrying out its duties and responsibilities. Each of our Audit Committee, Governance and Nominating Committee and Executive Compensation Committee has adopted a charter, a copy of which is available on our website at www.themills.com. The following table sets forth the membership of these Committees as of December 31, 2003.

Director	Audit Committee	Executive Committee	Executive Compensation Committee	Governance & Nominating Committee
Charles R. Black, Jr.			C	M
James C. Braithwaite		M
S. Joseph Bruno(1)	M
James F. Dausch
Hon. Joseph B. Gildenhorn	M		M
John M. Ingram		C	M
Harry H. Nick	C	M	M	M
Robert P. Pincus	M	M	M	C
Cristina L. Rose	M			M
Laurence C. Siegel		M
Dietrich von Boetticher
Franz von Perfall

"C" signifies a chairperson and "M" signifies a member.

(1)
Mr. Bruno joined our Board and was appointed to the Audit Committee in March 2004.

Audit Committee

  Number of directors: 5 (including Mr. Bruno)
  Number of meetings in 2003: 10

        All members of the Audit Committee currently are "independent" as such term is defined in the NYSE's listing standards, including Harry H. Nick, who is the chairperson of the Audit Committee. In addition, our Board has determined that Messrs. Nick and Bruno are audit committee financial experts as defined under the federal securities rules. As discussed below under "—Independence of Our Directors," Mr. Nick will no longer be considered independent as of November 4, 2004 when the

NYSE's three-year look back requirement becomes applicable. To comply with the new independence requirements, Mr. Nick will resign from the Audit Committee prior to November 4, 2004. None of the members of the Audit Committee serves on the audit committees of more than three public companies.

        The functions of the Audit Committee and its activities during 2003 are described below under the heading "Report of the Audit Committee."

Executive Committee

  Number of directors: 5
  Number of meetings in 2003: 12

        By resolution of the Board, the Board has delegated authority to the Executive Committee to act on behalf of the full Board of Directors, except as limited by such resolution, by law and for actions that must be taken by the full Board of Directors under the Delaware General Corporation Law.

Executive Compensation Committee

  Number of directors: 5
  Number of meetings in 2003: 10

        As specified in its charter, the Executive Compensation Committee is responsible for, among other things:

  •
  reviewing and approving corporate goals and objectives relevant to CEO compensation, evaluating the CEO's performance in light of those goals and objectives, and setting the CEO's compensation level based on this evaluation,

  •
  reviewing and recommending to the Board for its approval, taking into account any recommendations of the CEO, the compensation of our executive officers (other than the CEO), and

  •
  recommending, administering and implementing our equity incentive plan(s) and other compensatory plans, including awards of options, restricted stock and other grants to our employees.

        All members of the Executive Compensation Committee currently are "independent" as such term is defined in the NYSE's listing standards.

Governance and Nominating Committee

  Number of directors: 4
  Number of meetings in 2003: 7

        As specified in its charter, the Governance and Nominating Committee is responsible for, among other things:

  •
  developing and recommending to the Board of Directors a set of corporate governance principles, including procedures to assure compliance with such principles, and periodically reviewing and discussing with the Board of Directors compliance by management with our corporate governance principles,

  •
  developing and recommending to the Board of Directors a code of business conduct and ethics applicable to our directors and officers, including procedures for assuring compliance with such code,

  •
  recommending and periodically evaluating criteria for Board membership and selection of new directors, including the establishment of "independence" standards and recommending the skills,

    experience, perspective and background required for the effective functioning of the Board, considering our strategy and our regulatory, geographic and market environments,

  •
  recommending to the Board nominees for election to the Board of Directors,

  •
  recommending to the Board nominees for membership on the Board committees,

  •
  developing and reporting to the Board on succession plans for the CEO and other key executives, and

  •
  developing and recommending to the Board an annual self-evaluation process for the Board and its committees, including an evaluation of the charters of the Audit Committee and Executive Compensation Committee.

        All members of the Governance and Nominating Committee currently are "independent" as such term is defined in the NYSE's listing standards.

Director Nomination and Evaluation Process

        Our Governance and Nominating Committee has adopted a policy relating to qualification and nomination of directors, including the consideration of directors nominated by our stockholders. The Governance and Nominating Committee considers for Board membership candidates based on input provided by a number of sources, including (a) members of the Governance and Nominating Committee, (b) other members of the Board of Directors, and (c) our stockholders, provided that such candidates possess such skills, experience, qualifications and credentials that are specified in the policy. The Governance and Nominating Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates. The Governance and Nominating Committee retained a third party executive search firm to assist the Governance and Nominating Committee in evaluating Mr. Bruno, who joined our Board in March 2004, and may continue to use such executive search firm to assist the Committee in identifying and evaluating the qualifications of additional members to our Board. In addition, the Governance and Nominating Committee may use the assistance of such executive search firm to assist it in evaluating candidates recommended by our stockholders.

        These policies and procedures provide that qualifications and credentials for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board of Directors. However, at a minimum, candidates for director will be selected on the basis of integrity, judgment, ability to make independent analytical inquiries, willingness and ability to devote adequate time and resources to diligently perform Board duties, and reputation, both personal and professional, consistent with our image and reputation. In addition to the aforementioned minimum qualifications, the Governance and Nominating Committee also believes that there are other factors that, while not a prerequisite for nomination, should be taken into account when considering whether to recommend a particular person. These factors include: (a) whether the person possesses specific expertise and familiarity with general issues affecting our business; (b) whether the person's nomination and election would enable the Board of Directors to have a member that qualifies as an "audit committee financial expert" as such term is defined by the Securities and Exchange Commission, which we refer to in this proxy statement as the SEC; (c) whether the person would qualify as an "independent" director under the NYSE's listing standards and our Corporate Governance Guidelines; (d) the importance of continuity of the existing composition of the Board of Directors; and (e) the importance of a diversified Board membership, in terms of both the individuals involved and their various experiences and areas of expertise.

        After completing the identification and evaluation process described above, the Governance and Nominating Committee will recommend to the Board of Directors the nomination of candidates to the

Board. The Board of Directors will then select director nominees for stockholders to consider and vote upon at the annual meeting of stockholders.

        Director candidates recommended by stockholders will be evaluated in the same manner as and in accordance with the same standards applied to all other director candidates. Any stockholder who wishes to recommend candidates to the Board may do so by writing to our Corporate Secretary, at 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209. Stockholder recommendations must comply with the advance notice provisions and other requirements of Article II, Section 2.7 of our bylaws, which are on file with the SEC and may be obtained from our Corporate Secretary upon request. These notice provisions require that recommendations for directors must be received no more than 90 days and no less than 60 days before the first anniversary of the date of the annual meeting of stockholders for the preceding year.

Independence of Our Directors

        The revised corporate governance listing standards of the NYSE require that we have and maintain a board with at least a majority of "independent" directors. In addition to setting forth the minimum standards for independence, the new NYSE rules require that our Board affirmatively determine the independence of each of our directors. Generally, to qualify as independent a director must not have any direct or indirect material relationship with us. Among other requirements, any of our directors who have engaged in a transaction with us, directly or indirectly, in an amount in excess of $100,000 during the last year will not qualify as independent. This one-year look back requirement is effective until November 4, 2004, at which time the test will be applied on a three-year look-back basis. Our Board has determined that it would be appropriate to apply a higher standard of independence than the minimum requirement established by the NYSE. Such requirements are set forth in our Corporate Governance Guidelines, a copy of which is available under the section titled "Investor—Corporate Governance" on our website at www.themills.com.

        In accordance with the standards set forth in our Corporate Governance Guidelines and in light of the recently enacted NYSE rules on board independence, our Board reviewed the independence of each of our directors in March 2004. During the review of the independence of our directors, our Board reviewed both direct and indirect transactions and relationships that each of our directors had or maintained with us and our management and employees, including those transactions that are more fully described under the section "Certain Relationships and Related Transactions." The purpose of this review was to determine the independence of each director and whether such director would be considered an independent director under the NYSE rules.

        As a result of this review, our Board affirmatively determined that seven of twelve directors (including Mr. Bruno) currently are independent under the one-year look back provision of the NYSE guidelines as described above and under our Corporate Governance Guidelines. These independent directors are Messrs. Black, Gildenhorn, Ingram, Nick, Pincus and Bruno and Ms. Rose. Messrs. Dausch and Siegel are considered to be inside directors and therefore not independent because of their employment as our executive officers. Kan Am and its affiliates are significant joint venture partners in many of our properties. As a result, Messrs. Braithwaite, von Boetticher and von Perfall, who hold senior positions with Kan Am, are not independent.

        On November 4, 2004, Messrs. Nick, who is also the Chairman of the Audit Committee, and Ingram will no longer be considered independent under the three-year look back test since each of Messrs. Nick and Ingram had a transaction with us during 2002 that would disqualify them as independent directors. However, under the current NYSE listing standards, Messrs. Nick and Ingram may again meet the independence test commencing in January 2006. Our Governance and Nominating Committee and our Board are currently examining the composition of our Board and our Committees to ensure that we continue to satisfy the NYSE's board independence requirement.

Policy on Attendance of Annual Meetings by Directors

        Five of 11 directors attended our 2003 annual meeting of stockholders. In February 2004, the Board adopted a change in the Corporate Governance Guidelines to expect our directors to attend all or substantially all of our annual meetings of stockholders during their tenure on our Board.

Policy on Stockholder Communications with the Board

        We have established a procedure under our Corporate Governance Guidelines by which any stockholder who wishes to communicate with our Board of Directors may do so by sending a written communication to the Board of Directors or a specific director clearly marked "Board Communication," in care of Corporate Secretary, The Mills Corporation, 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209. All written communications sent to the Board of Directors or a director will be reviewed by our Corporate Secretary and if the inquiry or the communication is relevant to, and consistent with, our objectives, business, operations, policies, goals and business practices and serves a legitimate purpose, it will be forwarded to the Board of Directors or a specific director, as the case may be.

Executive Sessions of Non-Management Directors

        Pursuant to our Corporate Governance Guidelines, our non-management directors hold executive sessions on a regular basis. During 2003, our non-management directors held four executive sessions. The presiding director at these executive sessions who is the chairperson of our Governance and Nominating Committee will serve a three-year term. Mr. Pincus, who is the chairman of our Governance and Nominating Committee, will serve as the presiding director until the 2006 annual meeting of stockholders. Our Corporate Governance Guidelines were revised in March 2004 to require that the independent directors meet in an executive session at least once annually. During 2003, our independent directors held five executive sessions.

        If you wish to communicate with our non-management directors or independent directors as a group or the presiding director, you may do so by sending a written communication clearly marked to the attention of the appropriate director or group of directors (i.e., "Non-Management Director Communication") to the attention of Corporate Secretary, The Mills Corporation, 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209. Our Corporate Secretary will compile and convey the communications to the appropriate director or group of directors and such director or group of directors will respond to all proper and relevant communications.

Code of Ethics

        We have adopted a Code of Business Conduct and Ethics, which is applicable to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer. Our Code of Business Conduct and Ethics also applies to our directors. A copy of our Code of Business Conduct and Ethics may be obtained under the section titled "Investor—Corporate Governance" on our website at www.themills.com. If we waive or amend any provision of the Code of Business Conduct and Ethics for our principal executive officer, principal financial officer and principal accounting officer, we will disclose such waiver or amendment on our website.

Compensation of Directors

Compensation for serving on our Board of Directors and its Committees

        The tables below show the various fees that we paid during 2003 and will pay during 2004 to our non-employee directors for their service on our Board of Directors and its Committees:

2003 Fees
Annual fee for serving on the Board of Directors	$30,000
Fee for each regular meeting of the Board of Directors or special meeting of the Board of Directors where personal attendance has been requested	2,000
Fee for each special telephonic meeting of the Board of Directors attended	1,000
Fee for each executive session of non-management directors attended(1)	1,000
Annual fee for Committee chairperson	6,000
Fee for each Committee meeting attended	1,000
2004 Fees
Annual fee for serving on the Board of Directors	$40,000
Fee for each regular meeting of the Board of Directors or special meeting of the Board of Directors where personal attendance has been requested	2,000
Fee for each special telephonic meeting of the Board of Directors attended	1,000
Fee for each executive session of non-management directors attended(1)	1,000
Annual fee for Audit Committee and Governance & Nominating Committee chairpersons	20,000
Annual fee for Executive Compensation Committee and Executive Committee chairperson	12,000
Fee for each Executive Committee meeting attended	2,000
Fee for each Committee meeting attended (other than Executive Committee meetings)	1,000

(1)
Non-management directors do not receive a separate fee for attending an executive session if such session occurs on the same day as a Board meeting.

Options and restricted stock

        For 2003, each non-employee director received a grant of 10 shares of restricted common stock, having a total value of $342. The restricted common stock granted in 2003 vests in three equal annual installments beginning one year after the date of grant.

        In addition to the fees for 2004 described above, if the 2004 Stock Incentive Plan is approved by our stockholders at the 2004 annual meeting, each of our independent directors who served on our Board as of January 1, 2004 will be entitled to receive a one-time grant of 2,000 shares of restricted stock on the date of the approval of the plan, which shares shall be fully vested as of the date of grant. Our Board has also approved the following grants if the 2004 Stock Incentive Plan is approved by our stockholders at our 2004 annual meeting:

          (a)   each non-employee director will be entitled to receive a grant of 1,000 shares of restricted common stock upon approval of the 2004 Stock Incentive Plan, which shares shall vest in two equal annual installments on January 1 of the first and second year following the date of grant; and

          (b)   upon their re-election to the Board at the 2004 annual meeting, each of Messrs. Braithwaite, Gildenhorn, Nick and Pincus will receive an option to purchase 1,000 shares of common stock at an exercise price equal to the market price of the underlying common stock on the date of grant, with the vesting of these shares to be determined at the time of the grant.

        Our directors who are also our employees do not receive any additional fees or compensation for serving on the Board of Directors or any Committees.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
(PROPOSAL 2)

Our Independent Auditors

        Our Board of Directors, upon the recommendation of the Audit Committee, has appointed the accounting firm of Ernst & Young LLP to serve as our independent auditors for the year ending December 31, 2004. Ernst & Young LLP has served as our independent auditors since our initial public offering in 1994. We have been advised by Ernst & Young LLP that representatives of Ernst & Young LLP will be present at our 2004 annual meeting and will be available to respond to appropriate questions. We will provide Ernst & Young LLP the opportunity to make a statement.

        The ratification of the appointment of Ernst & Young LLP requires the approval of a majority of the votes cast at the meeting. Abstentions and broker non-votes will have no effect on the outcome of the proposal other than for purposes of determining a quorum.

Our Recommendation

        We recommend a vote FOR the proposal to ratify the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2004.

Disclosure of Ernst & Young LLP Fees for the Year Ended December 31, 2003

        The table below shows audit fees, audit-related fees, tax fees and all other fees that we paid to Ernst & Young LLP, our independent auditors, for their services for each of the years ended December 31, 2003 and 2002.

	For the year ended December 31,
	2003	2002
Audit fees	$1,804,000	$912,000
Audit-Related Fees	722,000	351,000
Tax Fees	2,094,000	1,722,000
All Other Fees	0	632,000

Total fees	$4,620,000	$3,617,000

        Audit fees include fees for audit of our annual financial statements and the review of our quarterly financial statements. Audit-related fees include fees for assurances and related services, including registration statements and employee benefit and joint venture/partnership audits. Tax fees include fees for tax compliance, tax audit and tax planning. All other fees include permitted advisory services.

Pre-Approval of Audit and Non-Audit Services

        In 2003, the Audit Committee adopted policies and procedures regarding the pre-approval of audit and non-audit services to be provided by our independent auditors (the "Pre-Approval Policy"). For any engagement for which the fee is expected to be less than $50,000, we advise the Chairman of the Audit Committee of the scope of and fees associated with such engagement, if it relates to a matter not specifically identified in the quarterly report of fees approved by the Audit Committee. In the absence of any objection, we are authorized to engage the independent auditors for such matter. Any engagement for which the fee is expected to equal or exceed $50,000 must be discussed by the Chief Financial Officer, the independent auditors and the Chairman of the Audit Committee. Upon discussion, the Chairman of the Audit Committee may authorize such engagement if the Chairman deems it to be appropriate or, alternatively, call a special meeting of the Audit Committee to approve such engagement. The Audit Committee is notified, at its next regularly scheduled meeting, of any engagement entered into pursuant to the Pre-Approval Policy. All of the fees identified under "Disclosure of Ernst & Young LLP Fees for the Year Ended December 31, 2003" for 2003 were pre-approved in accordance with the Pre-Approval Policy.

APPROVAL OF AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO
INCREASE THE AUTHORIZED NUMBER OF SHARES OF CAPITAL STOCK AND PREFERRED STOCK
(PROPOSAL 3)

Description of the Proposed Amendment

        On February 19, 2004, our Board of Directors approved, and recommended that our stockholders approve, an amendment to Section 4.1 of our amended and restated certificate of incorporation to increase the number of authorized shares of preferred stock from 20,000,000 to 50,000,000, and to increase the total number of authorized shares of capital stock from 170,000,000 shares to 200,000,000. The proposed amendment would replace Section 4.1 of our certificate of incorporation in its entirety as follows:

        "Section 4.1 Total Number of Shares of Capital Stock. The total number of shares of capital stock of all classes that the Corporation shall have authority to issue is 200,000,000. The authorized stock is divided into 50,000,000 shares of preferred stock, with the par value of $0.01 per share each (the "Preferred Stock"), 100,000,000 shares of voting common stock, with the par value of $0.01 per share each (the "Common Stock"), and 50,000,000 shares of non-voting common stock, with the par value of $0.01 each (the "Excess Stock")."

        No increases in the number of authorized shares of common stock, currently 100,000,000 shares, and in the number of authorized shares of non-voting common stock, currently 50,000,000 shares, are proposed. The respective rights and limitations applicable to the preferred stock as set forth in Section 4.2 of our certificate of incorporation will remain unchanged under the proposed amendment. The preferred stock will initially be undesignated and will have such terms, voting powers, designations, preferences and other rights, qualifications, limitations and restrictions as may be determined by our Board of Directors from time to time.

        Of the 20,000,000 currently authorized shares of preferred stock, as of December 31, 2003, an aggregate of 17,495,000 shares of preferred stock were designated and classified and 16,345,000 shares of preferred stock were issued and outstanding as follows:

  •
  750,000 shares of preferred stock were designated and classified as Series A cumulative convertible preferred stock, none of which were issued and outstanding,

  •
  4,300,000 shares of preferred stock were designated and classified as 9.00% Series B cumulative redeemable preferred stock, with a liquidation value of $25.00 per share, all of which were issued and outstanding,

  •
  3,500,000 shares of preferred stock were designated and classified as 9.00% Series C cumulative redeemable preferred stock, with a liquidation value of $25.00 per share, all of which were issued and outstanding,

  •
  400,000 shares of preferred stock were designated and classified as 8.75% Series D cumulative redeemable preferred stock, with a liquidation value of $25.00 per share, none of which were issued and outstanding, and

  •
  8,545,000 shares of preferred stock were designated and classified as 8.75% Series E cumulative redeemable preferred stock, with a liquidation value of $25.00 per share, all of which were issued and outstanding.

        The proposed amendment would increase the number of authorized shares of preferred stock from 20,000,000 to 50,000,000. Our Board of Directors believes that it is desirable to have sufficient authorized shares of preferred stock available for future corporate needs, such as financings, acquisitions and other general corporate purposes.

        Since our initial public offering in 1994, we have obtained financing for general corporate purposes, working capital and acquisitions through, among other methods, the issuance or sale of a combination of our common stock and preferred stock. We do not have any current commitments, arrangements, undertakings or plans with respect to the issuance of additional shares of preferred stock other than our obligation to issue Series D preferred stock upon exchange by the holder of the outstanding Series D preferred units of The Mills Limited Partnership (the "Operating Partnership"). However, the additional authorized shares of preferred stock will allow us to maintain the flexibility to issue preferred stock in the future to meet business needs and capital requirements without the potential expense or delay of a special meeting of stockholders at such time. If the amendment is approved, our Board of Directors could issue the additional shares without further action by the stockholders, unless such action is required by Delaware law or applicable rules of the NYSE or any other stock market or exchange on which the common stock is then traded.

        If the proposed amendment to our certificate of incorporation is approved, a certificate of amendment will be filed with the Secretary of State of the State of Delaware as promptly as practicable thereafter. The amendment would be effective upon the date of filing.

        Approval of the amendment to our certificate of incorporation will require the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Abstentions and broker non-votes will be considered shares present at the meeting entitled to vote for purposes of determining the existence of a quorum, but will have the same effect as votes against the proposal. Unless instructions are given to the contrary, it is the intention of the persons named as proxies to vote the shares to which the proxy is related FOR adoption of the amendment to our certificate of incorporation as described above.

Our Recommendation

        We recommend a vote FOR the proposal to amend our certificate of incorporation to increase the number of authorized shares of capital stock and preferred stock.

APPROVAL OF THE MILLS CORPORATION
2004 STOCK INCENTIVE PLAN
(PROPOSAL 4)

        This section provides a summary of the terms of the 2004 Stock Incentive Plan and the proposal to approve the plan. If this proposal is approved by stockholders, no further awards will be made after the date of such approval under the terms of the 1999 Stock Option Plan.

        The Board of Directors adopted the 2004 Stock Incentive Plan (the "2004 Stock Incentive Plan") on April     , 2004, subject to approval from our stockholders at this meeting. We are asking our stockholders to approve our 2004 Stock Incentive Plan for purposes of satisfying the stockholder approval requirements of the New York Stock Exchange and Sections 422 and 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). We believe that approval of the plan is essential to our continued success. The purpose of the 2004 Stock Incentive Plan is to attract and to encourage the continued employment and service of, and maximum efforts by, officers, key employees and other key individuals by offering those persons an opportunity to acquire a direct proprietary interest or increase their proprietary interest in our operations and future success. In the judgment of the Board of Directors, grants under the 2004 Stock Incentive Plan will provide a valuable incentive and will serve the ultimate benefit of stockholders by aligning more closely the interests of 2004 Stock Incentive Plan participants with those of our stockholders.

        The Board of Directors has reserved 6,000,000 shares of common stock for issuance under the 2004 Stock Incentive Plan. Of this amount, no more than 1,800,000 shares of common stock or partnership units may be issued pursuant to awards to participants that are not made in the form of stock options or stock appreciation rights. Grants made in the form of partnership units will reduce the 1,800,000 share grant limit on a one-for-one basis. On the record date, the closing price of our common stock was $                  per share.

        On the record date, there were approximately       executive officers,       employees,       consultants and advisors and ten non-employee directors of ours and our affiliates who were eligible to participate in the 2004 Stock Incentive Plan.

Description of the Plan

        A description of the material provisions of the 2004 Stock Incentive Plan is set forth below. This summary is qualified in its entirety by the detailed provisions of the 2004 Stock Incentive Plan, as filed with the SEC.

        Administration.    The 2004 Stock Incentive Plan is administered by the Executive Compensation Committee (the "Compensation Committee"). Subject to the terms of the 2004 Stock Incentive Plan, the Compensation Committee may select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the 2004 Stock Incentive Plan.

        Common Stock Reserved for Issuance under the Plan.    The common stock to be issued under the 2004 Stock Incentive Plan consists of authorized but unissued common stock or treasury shares. If any shares of common stock covered by an award are not purchased or are forfeited, or if an award otherwise terminates without delivery of any common stock, then the number of shares of common stock counted against the aggregate number of shares available under the 2004 Stock Incentive Plan with respect to the award will, to the extent of any such forfeiture or termination, again be available for making awards under the 2004 Stock Incentive Plan. When we issue a share of common stock under the 2004 Stock Incentive Plan, we will receive a common partnership unit in the Operating Partnership.

        Eligibility.    Awards may be made under the 2004 Stock Incentive Plan to employees, officers or directors of or consultants or advisers to us or any of our affiliates and to any other individual whose participation in the 2004 Stock Incentive Plan is determined by the Compensation Committee to be in our best interests.

        Amendment or Termination of the 2004 Stock Incentive Plan, Options and SARs.    The Board of Directors may terminate or amend the 2004 Stock Incentive Plan at any time and for any reason. Unless terminated earlier, the 2004 Stock Incentive Plan will terminate on April    , 2014 and no further awards may be made under the Plan after that date. Amendments will be submitted for stockholder approval to the extent required by the Code, the stock exchange on which the common stock is listed or other applicable laws. Options or SARs may not be amended after the date of grant to lower their exercise price.

        Options.    The 2004 Stock Incentive Plan permits the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Code and stock options that do not qualify as incentive stock options.

        The exercise price of each stock option may not be less than 100% of the fair market value of our common stock on the date of grant. The fair market value is generally determined as the closing price of the common stock on the determination date. In the case of certain 10% stockholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of the common stock on the date of grant. An exception to these requirements is made for options that we grant in substitution for options held by employees of companies that we acquire. In such a case, the exercise price may be adjusted to preserve the economic value of the employee's stock option from his or her former employer.

        The term of each stock option is fixed by the Compensation Committee at the time of grant and may not exceed ten years from the date of grant. The Compensation Committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the Compensation Committee.

        In general, an optionee may pay the exercise price of an option by cash, certified check, by tendering shares of common stock (which if acquired from us have been held by the optionee for at least six months), or by means of a broker-assisted cashless exercise (subject to applicable law).

        Stock options granted under the 2004 Stock Incentive Plan may not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution. However, the Compensation Committee may permit non-qualified stock options to be transferred, not for value, to certain family members of grantees.

        Partnership Units.    The 2004 Stock Incentive Plan permits the grant of partnership units and profits interests in the Operating Partnership, which may be subject to restrictions. The Operating Partnership and the Board may authorize the creation of different classes of partnership units and profits interests, which may have varying rights as to distributions and allocations, including in some cases the right to be converted into shares of our common stock.

        Other Awards.    The Compensation Committee may also award:

  •
  shares of unrestricted stock, which are shares of common stock awarded at no cost or for a purchase price determined by the Compensation Committee and are shares free from any restrictions under the 2004 Stock Incentive Plan. Unrestricted shares of common stock may be issued to participants in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation to be paid to participants;

  •
  shares of restricted stock, which are shares of common stock subject to restrictions;

  •
  stock units, which are a contractual promise subject to restrictions, to deliver shares of common stock in the future;

  •
  dividend equivalent rights, which are rights entitling the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock;

  •
  stock appreciation rights ("SARs"), which are rights to receive a number of shares or, in the discretion of the Compensation Committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the Compensation Committee;

  •
  performance and annual incentive awards, which may be settled in shares of unrestricted common stock, shares of restricted common stock, stock options, stock units, SARs, partnership units, awards of profits interests, cash or in any other form of award that may be granted under the 2004 Stock Incentive Plan, as determined by the Compensation Committee. During the 10-year term of the 2004 Stock Incentive Plan, the Compensation Committee may grant multi-year (not to exceed three years (the "Performance Period")) performance awards and annual incentive awards, either of which may cover partial years, subject to achievement of specified goals tied to business criteria (described below). The Compensation Committee may specify the amount of the incentive award as a percentage of these business criteria, a percentage in excess of a threshold amount or as another amount that need not bear a strictly mathematical relationship to these business criteria. The Compensation Committee may modify, amend or adjust the terms of each award and performance goal. Awards to individuals who are covered under Section 162(m) of the Code, or who the Compensation Committee designates as likely to be covered in the future, will comply with the requirement that payments to such employees qualify as performance-based compensation under Section 162(m) of the Code to the extent that the Compensation Committee so designates. Such employees include the chief executive officer and the four highest compensated executive officers (other than the chief executive officer) determined at the end of each year (the "covered employees"); and

  •
  any other equity-based award, or award based on the profits or performance of the Operating Partnership that the Compensation Committee determines carries out the intended purpose of the 2004 Stock Incentive Plan.

        Effect of Certain Corporate Transactions.    The Compensation Committee may provide that certain change of control transactions involving us, such as a sale of the Company, will cause awards granted under the 2004 Stock Incentive Plan to vest or become fully or ratably payable or no longer subject to restrictions, unless the awards are continued or equivalent awards are substituted for such awards in connection with the change of control transaction.

        Adjustments for Stock Dividends and Similar Events.    The Compensation Committee may make appropriate adjustments to outstanding awards and the number of shares and partnership units available for issuance under such awards or under the 2004 Stock Incentive Plan, including the individual limitations on awards that may be granted in any calendar year, to reflect common stock and extraordinary cash dividends, stock splits, changes in capitalization of the Operating Partnership and other similar events.

        Section 162(m) of the Code.    Section 162(m) of the Code limits publicly held companies such as us to an annual deduction for federal income tax purposes of $1 million for compensation paid to each of their covered employees. However, performance-based compensation is excluded from this limitation. The 2004 Stock Incentive Plan is designed to permit the Compensation Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

        Under the 2004 Stock Incentive Plan, in the case of awards that are dependent upon the attainment of performance goals, such goals will be established by the Compensation Committee exclusively on the basis of one or more of the following business criteria, on a consolidated basis, and/or with respect to specified subsidiaries or business units (except with respect to the total stockholder return and earnings per share criteria):

  •
  total stockholder return;

  •
  net income;

  •
  net operating income;

  •
  funds from operations;

  •
  funds from operations multiple;

  •
  pretax earnings;

  •
  earnings before interest expense, taxes, depreciation and amortization;

  •
  pretax operating earnings after interest expense and before bonuses, service fees and extraordinary or special items;

  •
  operating margin;

  •
  earnings per share;

  •
  return on equity;

  •
  return on capital;

  •
  return on investment;

  •
  operating earnings;

  •
  working capital;

  •
  ratio of debt to stockholders' equity;

  •
  revenue;

  •
  market capitalization;

  •
  market capitalization as defined by our line of credit;

  •
  growth in funds from operations;

  •
  growth in net operating income;

  •
  return on investment capital; and

  •
  tenant sales.

        Grant Limitations.    The maximum number of shares of common stock subject to options or SARS that can be awarded under the 2004 Stock Incentive Plan to any person is five hundred thousand (500,000) per calendar year. The maximum number of shares of common stock that can be awarded under the 2004 Stock Incentive Plan to any person, other than pursuant to options or SARS, is two hundred thousand (200,000) per calendar year. The maximum number of partnership units that can be awarded under the 2004 Stock Incentive Plan to any person is two hundred thousand (200,000) per calendar year. The maximum amount that may be paid as an annual incentive award or other cash award under the 2004 Stock Incentive Plan in any calendar year to any one person is $2,000,000 and the maximum amount that may be paid as a performance award or other cash award in respect of a performance period to any one person is $4,000,000.

Federal Income Tax Consequences

        Incentive Stock Options.    The grant of an option will not be a taxable event for the grantee or for us. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of our common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (the "holding period requirement"). We will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

        For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be our employee or an employee of our subsidiary from the date the option is granted through a date within three months before the date of exercise of the option.

        If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. We will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Code and to certain reporting requirements.

        Non-Qualified Options.    The grant of an option will not be a taxable event for the grantee or us. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of our common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

        If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

        A grantee who has transferred a non-qualified stock option to a family member by gift will realize taxable ordinary income at the time the non-qualified stock option is exercised by the family member equal to the difference between the exercise price and the fair market value of our common stock on the date of exercise. The grantee will be subject to withholding of income and employment taxes at that time and we will be allowed a business expense deduction to the extent the grantee recognizes ordinary income.

New Plan Benefits

        Because participation and the types of awards under the 2004 Stock Incentive Plan are subject to the discretion of the Compensation Committee, the benefits or amounts that will be received by any participant or groups of participants if the 2004 Stock Incentive Plan is approved are not currently determinable.

        Approval of the 2004 Stock Incentive Plan requires the affirmative vote of the holders of a majority of the votes cast at the meeting. Broker non-votes will have no effect on the outcome of the proposal other than for purposes of determining a quorum. Abstentions will have the same effect as a vote against the proposal.

Our Recommendation

        We recommend a vote FOR the proposal to approve the 2004 Stock Incentive Plan.

APPROVAL OF THE EXECUTIVE HIGH PERFORMANCE PROGRAM
(PROPOSAL 5)

High Performance Stock and High Performance Units

        Subject to approval of the Proposal and to the limitations set forth below, the Board and Operating Partnership may authorize the creation of different classes of preferred stock or operating partnership units, and the Committee may from time to time authorize the sale of such stock or partnership units to officers, directors and key employees in the form of shares of "High Performance Stock" ("HPSs") or "High Performance Units" ("HPUs"). Any classes of preferred stock authorized pursuant to the Proposal will not have a liquidation preference and, unless performance thresholds are achieved as described below, will have only nominal dividend rights. Any such sales will be at prices set by the Compensation Committee, based upon the advice of an independent valuation expert. Sales are expected to be made through a limited liability company owned by a participant. HPSs and HPUs are designed to provide participants with the possibility of substantial returns on their investment if our total return on our common stock exceeds target levels over a period (a "measurement period") of at least two years, but no more than three years (subject to acceleration if there is a change in control of us during a measurement period), while putting the participants' investments at risk if those levels are not attained. All returns will be calculated as of the last day of the applicable measurement period ("Valuation Date").

        Target levels will be based on Total Stockholder Return for us exceeding both (i) the Morgan Stanley REIT Index or another index of other REITS ("Index Return"), and (ii) a pre-established rate that may not be less than a cumulative total stockholder return of 20% for a two year measurement period, or 30% for a three year measurement period ("Minimum Return").

        "Total Stockholder Return" for any measurement period for our common stock means the quotient of (a) the sum of (i) the cumulative amount of dividends paid in respect of such stock for such period (assuming all cash dividends on our common stock are reinvested in our common stock as of the payment date for such dividend based on the stock price on the payment date), and (ii) an amount equal to the positive difference, if any, between our common stock price at the end of the measurement period, and our common stock price at the beginning of such period, divided by (b) our common stock price at the beginning of the measurement period. Total Stockholder Return is then converted to a percentage by multiplying the quotient determined above by 100.

        Unless Total Stockholder Return exceeds the target rates of return for the specific measurement period established for a particular class of HPSs or HPUs, HPSs and HPUs will be worth virtually nothing. Purchasers will generally forfeit HPSs and HPUs if they terminate service prior to the end of the measurement period, regardless of whether target levels are ultimately exceeded.

        If Total Stockholder Return exceeds the target rates of return for a class of HPSs, such class will be entitled to quarterly cash dividends in the nature of dividends payable on our common stock based on a number of shares of our common stock derived in accordance with a formula set by the Committee at the time of the sale of such HPSs ("Share Equivalents"). If instead sales of HPUs are authorized and target rates of return are exceeded for that class of HPUs, such class would receive distributions and allocations of income and loss from the Operating Partnership based on a number of Operating Partnership Units, also derived in accordance with a formula set by the Committee at the time of the sale of such HPUs ("OP Unit Equivalents").

        If the target rates of return are exceeded, the formula will in either case be subject to the limitations set forth below. In no event may the number of Share Equivalents or OP Unit Equivalents exceed the number of shares of common stock or Operating Partnership Units obtained by:

  •
  determining the excess of the Total Stockholder Return of our common stock over the greater of the Index Return or the Minimum Return (such excess being the "Excess Return");

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  multiplying a percentage chosen by the Committee not to exceed 5% of the Excess Return by our "Market Capitalization" (Market Capitalization is the number of shares of our common stock and the number of common partnership units of the Operating Partnership outstanding on the applicable Valuation Date (i.e., not including unexercised options or convertible securities), multiplied by the Share Value, as determined in the following paragraph);

  •
  dividing the result obtained in the preceding paragraph by the market value of one share of our common stock on the Valuation Date, which will be the average of the closing price per day of our common stock for the 20 trading days immediately preceding the Valuation Date ("Share Value").

        Each purchaser of an HPS or of an HPU will be entitled to his pro rata share of the dividends on HPSs, or distributions and allocations on HPUs, as applicable, based on the number of HPSs or HPUs purchased to the total number of shares or units ion the class. No purchaser may be offered the right to purchase more than [20%] of any one class of HPSs or HPUs

        Adjustments for Stock Dividends and Similar Events.    The Committee will make appropriate adjustments to reflect common stock dividends, stock splits, changes in capitalization of the Operating Partnership and other similar events at the same time and on the same basis as such adjustments are made for other holders of common stock and Operating Partnership Units.

Grants of HPCs and HPUs are Subject to Limitations:

  •
  Excess Return Limitation. Regardless of the level of our Excess Return, the total dilutive impact to our stockholders from any one class of HPSs or HPUs is limited to one percent (1.0%) of the number of fully diluted shares outstanding on the Valuation Date. If the Proposal is approved by our stockholders, the Committee may not authorize the sale of more than three classes of HPSs or HPUs (in the aggregate) pursuant to that approval.

  •
  No Right to Exchange. No purchaser of an HPC or HPU will have the right to hold HPSs or HPUs directly prior to the applicable Valuation Date. Until that time, all HPSs and HPUs will be held in a limited liability company formed for this purpose ("LLC"). From and after the applicable Valuation Date, a purchaser will have the right to exchange his or her interests in the LLC for his or her pro rata interest in the HPSs or HPUs held by the LLC.

  •
  Conversion; No Public Market. Even following a Valuation Date upon which an Excess Return has been achieved, neither HPSs nor HPUs will have conversion rights into our common stock, and no organized market is expected to develop for HPSs or HPUs. HPSs and HPUs will not be listed or traded on any exchange. Participants may transfer HPSs or HPUs to third parties, including family member, subject to applicable securities laws, so long as we play no role in the transfer.

  •
  Termination of Employment. If a participant who is one of our employees leaves without good reason or is terminated for cause, we will have the right, but not the obligation, to repurchase the participant's entire interest in the LLC at cost. If a participant is terminated without cause or leaves for good reason, or if such participant dies, becomes disabled or retires, we will have the right, but not the obligation, to repurchase such participant's LLC interests that will reach a

    Valuation Date within 12 months at fair value, as determined by the Committee, and all other LLC interests held by such participant at cost.

  •
  Change of Control. Upon a change of control of us that results in an exchange by our common stockholders of their shares of common stock for cash or shares in the acquiring company, HPSs and HPUs as to which there has been an Excess Return prior to or as of the Valuation Date relating to such change in control will be exchanged for the same consideration as would be received in the transaction by holders of our common stock, based on the number of Share Equivalents or OP Unit Equivalents then held by such participant, either directly or through his or her pro rata interest in the LLC.

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  Other Grant Limitations. All purchase offers extended if the proposal is approved will be subject to the terms of the applicable offering documents and compliance with applicable securities and other laws. Offer terms may be more stringent than those set forth herein.

        The Committee may permit participants to pay the purchase price for the HPSs or HPUs they elect to purchase in one of the following ways (or a combination of means):

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  cash;

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  in lieu of a portion of the participant's cash award under our LTIP; or

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  in exchange for shares of common stock (at their fair market value, as determined by and subject to such limitations as may be established by the Committee).

        Approval of the Executive High Performance Program requires the affirmative vote of the holders of a majority of the votes cast at the meeting. Abstentions and broker non-votes will have no effect on the outcome of the proposal other than for purposes of determining a quorum.

Our Recommendation

        We recommend a vote FOR the proposal to approve the Executive High Performance Program.

OUR EXECUTIVE OFFICERS

Biographical Information of Our Executive Officers

        The following is a biographical summary of our executive officers as of March 23, 2004 who were not also serving as directors:

        Mark D. Ettenger, age 48, has been our President since February 2004. Prior to joining us, from July 1984 until January 2004, Mr. Ettenger was with Goldman, Sachs & Co., an investment banking firm, where he served most recently as a Managing Director and oversaw the Real Estate Asset Sale business. Before joining Goldman, Sachs & Co., Mr. Ettenger was an attorney at Simpson Thacher & Bartlett.

        Kenneth R. Parent, age 43, has been our Chief Operating Officer since August 2002. From May 1995 until July 2002, Mr. Parent served as our Chief Financial Officer and from November 1997 until July 2002, he also served as our Executive Vice President. From September 1994 to November 1997, Mr. Parent was our Senior Vice President. Prior to joining us in 1994, Mr. Parent spent eleven years at the public accounting firms of Kenneth Leventhal & Company, which was subsequently purchased by Ernst & Young LLP, and Price Waterhouse LLP, the predecessor entity to PricewaterhouseCoopers LLP, where he specialized in real estate accounting, tax and consulting. Mr. Parent is a member of the American Institute of Certified Public Accountants.

        Nicholas McDonough, age 47, has been our Executive Vice President, Asset Management since May 2003. From August 2002 until May 2003, Mr. McDonough served as our Chief Financial Officer. Prior to joining us, he was a founding partner and president of The Harris McDonough Group Inc, a retail real estate development company that specialized in the value retail sector. Mr. McDonough was one of four founding partners of the McArthur Glen Group (MCG), a developer of manufacturers outlet centers, serving in several capacities including most recently as Executive Vice President of Finance. Before joining MCG, he worked as an accountant for Beers & Cutler, a regional accounting firm.

        Mary Jane Morrow, age 51, has been our Executive Vice President and Chief Financial Officer since May 2003. Prior to joining us, from November 1997 until May 2003, Ms. Morrow was Vice President-Finance and Chief Financial Officer of Kravco Company, a real estate development and asset management company specializing in regional shopping malls and community shopping centers, and from January 1987 until November 1997, she was the Chief Financial Officer of Federal Realty Investment Trust, a developer and manager of shopping centers. Ms. Morrow is a certified public accountant and a member of the American Institute of Certified Public Accountants and International Council of Shopping Centers. She currently serves as director of the National Association of Real Estate Companies and previously held the position of chair for the Accounting Committee of the National Association of Real Estate Investment Trusts.

        James A. Napoli, age 57, has been our President, Operating Division since August 2002. From May 1989 until May 2002, Mr. Napoli served in various capacities, including Vice President, Senior Vice President and Executive Vice President of Leasing, for Simon Property, a national retail real estate developer. Prior to joining Simon, Mr. Napoli served as Executive Vice President/Director of Leasing for May Centers, Inc., a shopping center developer, Senior Vice President/Director of Leasing for Jim Wilson & Associates, a shopping center developer, and Corporate Vice President of The Cafaro Company, a shopping center developer.

        D. Gregory Neeb, age 36, has been our Executive Vice President and Chief Investment Officer since August 2002 and was our Executive Vice President from April 2002 until July 2002. From April 2000 until March 2002, Mr. Neeb served as our Senior Vice President and Treasurer and from April 1997 until March 2000, he was our Vice President and Controller. Mr. Neeb served as our Director of Finance and Corporate Reporting from 1995 until March 1997. Prior to joining us, Mr. Neeb worked for six years with the real estate accounting and consulting firm of Kenneth Leventhal & Company. Mr. Neeb is a member of the American Institute of Certified Public Accountants, International Council of Shopping Centers, National Association of Real Estate Investment Trusts and Pension Real Estate Association.

Biographical Information of Other Key Employees

        The following is a biographical summary of other key employees as of March 23, 2004 who were not also serving as directors:

        Terence P. Fitzgerald, age 48, has been our Executive Vice President of Domestic Development since April 2002. From March 1999 until April 2002, Mr. Fitzgerald was our Senior Vice President of Development and from May 1995 until February 1999, he was our Vice President—Senior Development Director. Prior to joining us in 1995, Mr. Fitzgerald served in various capacities, including as Senior Vice President of Real Estate and Senior Counsel in charge of construction and environmental affairs, for Foley's, a department store division of The May Department Stores Company, a national department store company.

        Thomas E. Frost, age 51, has been our Executive Vice President, General Counsel and Secretary since April 1999, and from March 1995 to April 1999, he was our Senior Vice President, General Counsel and Secretary. Prior to joining us, from 1989 to 1995, Mr. Frost was General Counsel for CenterMark Properties, Inc. From 1984 through 1989, Mr. Frost was Senior Counsel for The May Department Stores Company.

        Gregg M. Goodman, age 40, has been our Executive Vice President of Anchor Leasing since July 2002 and was our Senior Vice President of Anchor Leasing from 2001 until June 2002. From 1997 until 2000, he was Senior Vice President, Leasing and prior to that held various leasing positions with us and our predecessor, Western Development Company. Before joining us, Mr. Goodman worked for various leasing and development companies throughout the Midwest.

        Edward B. Vinson, age 51, has been our Executive Vice President of International Development and Managing Director, International since April 2002. From September 2001 to March 2002, Mr. Vinson served as our Managing Director, Mills Global International, from April 1999 until August 2001, he was our Senior Vice President of Development and from January 1998 until March 1999, he was our Group Vice President of Development. From September 1995 until December 1997, he served as our Vice President, Director of Development. Prior to joining us, Mr. Vinson was employed by Equity Marketing Services, Inc. where he was a Vice President from 1989 to 1995 and a Regional Sales Director for the Mid-Atlantic States from 1988 to 1989. From 1982 to 1988, Mr. Vinson was a principal of Edward B. Vinson & Assoc., Inc., a commercial and retail properties development firm that he founded.

Executive Compensation

        The following table sets forth certain information concerning the annual and long-term compensation for our Chief Executive Officer and our four other most highly compensated executive officers, whom we refer to collectively as our named executive officers:

Summary Compensation Table

		Annual Compensation						Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus($)		Other Annual Compensation($)			Restricted Stock Awards($)(1)		All Other Compensation($)
Laurence C. Siegel Chairman of the Board of Directors and Chief Executive Officer	2003 2002 2001	$700,000 700,000 700,000	$3,700,000 1,660,000 1,800,000	(2)		— — —			— — —	$10,825 10,900 1,959,400	(3) (3) (3)
Kenneth R. Parent Chief Operating Officer	2003 2002 2001	460,686 413,223 314,324	307,504 283,910 222,522	(4)		— — —		$	— 1,254,000 400,543	10,763 10,684 9,066	(5) (5) (5)
James F. Dausch President, Development Division and Director	2003 2002 2001	414,100 395,915 379,356	276,408 255,200 263,765	(4)	$	— — 164,573	(6)		— 1,254,000 479,573	10,686 10,714 6,923	(7) (7) (7)
James A. Napoli* President, Operating Division	2003 2002 2001	418,867 157,306 N/A	529,590 505,200 N/A	(4) (8)		61,252 — N/A	(9)		— 1,435,000 N/A	3,193 122 N/A	(10) (10)
D. Gregory Neeb Executive Vice President and Chief Investment Officer	2003 2002 2001	318,750 276,327 217,839	175,500 206,280 123,373	(4)		— — —			953,700 215,913	10,529 10,499 8,893	(11) (11) (11)

*
Mr. Napoli became our President, Operating Division in August 2002.

(1)
The aggregate number of shares of restricted common stock held by Messrs. Siegel, Parent, Dausch, Napoli and Neeb and not vested as of December 31, 2003 was 17,542, 68,221, 78,515, 37,500 and 29,411, respectively. The value of these restricted common stock holdings as of December 31, 2003 for each of Messrs. Siegel, Parent, Dausch, Napoli and Neeb was $771,848, $3,001,724, $3,454,660, $1,650,000 and $1,294,084, respectively, based on the closing price of $44.00 per share of our common stock on the NYSE on December 31, 2003. In April 2003, Mr. Neeb was awarded 30,000 shares of restricted stock based on his performance during 2002, half of which vested on April 1, 2003 and the remaining of which will vest on the earlier of (a) January 1, 2005, (b) the date of Mr. Neeb's voluntary termination of his employment and (c) the date of the involuntary termination of Mr. Neeb's employment by us other than any such termination as a result of Mr. Neeb's material act of fraud or embezzlement with respect to us or any of our affiliates. In March 2003, each of Messrs. Parent and Dausch were awarded 40,000 shares of restricted common stock based on his promotion and performance during 2002. With respect to Mr. Parent, such shares vest as follows: (a) 4,000 shares on April 1, 2003 and (b) 36,000 shares on the earlier of (i) September 30, 2004, (ii) the date of Mr. Parent's voluntary termination of his employment and (iii) the date of the involuntary termination of Mr. Parent's employment by us other than any such termination as a result of Mr. Parent's material act of fraud or embezzlement with respect to us or any of our affiliates. With respect to Mr. Dausch, such shares vest as follows:

  (a) 4,000 shares on April 1, 2003 and (b) 36,000 shares on the earlier of (i) April 15, 2005, (ii) the date of Mr. Dausch's voluntary termination of his employment and (iii) the date of the involuntary termination of Mr. Dausch's employment by us other than any such termination as a result of Mr. Dausch's material act of fraud or embezzlement with respect to us or any of our affiliates. Other than these grants made in 2003 for 2002 performance to Messrs. Parent, Dausch and Neeb, none of the restricted stock awards that appear on the Summary Compensation Table vest under three years from the applicable grant date. Holders of restricted common stock are entitled to receive dividends on their entire restricted common stock awards beginning on the date on which the first portion of such awards vest.

(2)
This amount consists of a $2,500,000 special bonus that Mr. Siegel received in November 2003 for his extraordinary performance during 2003 and 2002 and a preliminary annual bonus of $1,200,000 based on Mr. Siegel's 2003 performance which remains subject to adjustment pending conclusion of the Executive Compensation Committee's review of our and Mr. Siegel's 2003 performance.

(3)
These amounts include (a) our contributions to the 401(k) Plan of $10,000, $10,000 and $8,500 for 2003, 2002 and 2001, respectively, and (b) the cost of group term life insurance amounting to $825, $900 and $900 for 2003, 2002 and 2001, respectively. In addition, for 2001, the amount includes $1,950,000 of incentive payment for 2001 performance that is payable in cash and vested 20% on April 1, 2003 and vests 40% on each of April 1, 2004 and 2005. Unvested amounts are subject to forfeiture upon termination of Mr. Siegel's employment.

(4)
These are preliminary amounts and are subject to adjustment pending conclusion of the Executive Compensation Committee's review of our and each applicable named executive officer's performance during 2003. In Mr. Napoli's case, the amount also includes the second installment of $250,000 of a relocation bonus that he received upon joining us. See footnote 8.

(5)
These amounts include (a) our contributions to the 401(k) Plan of $10,000, $10,000 and $8,500 for 2003, 2002 and 2001, respectively, and (b) the cost of group term life insurance amounting to $763, $684 and $566 for 2003, 2002 and 2001, respectively.

(6)
Of this amount, $146,933 reflects the amount of a loan we forgave in accordance with the terms of Mr. Dausch's employment agreement.

(7)
These amounts include (a) our contributions to the 401(k) Plan of $10,000, $10,000 and $6,240 for 2003, 2002 and 2001, respectively, and (b) the cost of group term life insurance amounting to $686, $714 and $683 for 2003, 2002 and 2001, respectively.

(8)
This amount includes $250,000 of a $750,000 relocation bonus that is payable in three equal installments. The second installment of $250,000 was paid during 2003 (see footnote 4 above) and the third installment of $250,000 will be payable during 2004 in the payroll following the third anniversary of Mr. Napoli's employment date. Mr. Napoli is obligated to repay the most recent payment of this relocation bonus should he resign within twelve months of receipt of that payment.

(9)
This amount includes $55,872 of relocation expenses for 2002 that were paid to Mr. Napoli in 2003.

(10)
These amounts include (a) our contributions to the 401(k) Plan of $2,500 for 2003 and (b) the cost of group term life insurance amounting to $693 and $122 for 2003 and 2002, respectively.

(11)
These amounts include (a) our contributions to the 401(k) Plan of $10,000, $10,000 and $8,500 for 2003, 2002 and 2001, respectively, and (b) the cost of group term life insurance amounting to $529, $499 and $393 for 2003, 2002 and 2001, respectively.

Option Grants in Last Fiscal Year

        We did not grant any stock options to our named executive officers during 2003.

Aggregated Options/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table provides information regarding exercise of options during the year ended December 31, 2003 and exercised and unexercised options and SARs held by our named executive officers at December 31, 2003.

			Number of Securities Underlying Unexercised Options/SARs at December 31, 2003		Value of Unexercised In-The-Money Options/SARs at December 31, 2003(1)
Name	Shares Acquired on Exercise(#)	Value Realized($)
			Exercisable	Unexercisable	Exercisable	Unexercisable(2)
Laurence C. Siegel	—	—	579,428	139,961	$12,510,798	$2,874,614
Kenneth R. Parent	66,328	$1,178,682	201,284	75,576	4,429,226	1,655,471
James F. Dausch	71,958	795,497	226,512	67,529	4,778,533	1,387,652
James A. Napoli	—	—	—	—	—	—
D. Gregory Neeb	5,500	144,224	64,520	11,000	1,713,813	292,188

(1)
Based on the closing price of $44.00 per share of common stock on the NYSE on December 31, 2003.

(2)
All SAR grants become exercisable only upon a change of control in us. The value of unexercised in-the-money SARs for Messrs. Siegel, Parent and Dausch as of December 31, 2003 was $2,327,852, $971,939 and $1,121,231, respectively. Messrs. Napoli and Neeb do not have any SAR grants.

Long-Term Incentive Plans—Awards in Last Fiscal Year

        The following table provides information regarding awards preliminarily granted to our named executive officers during 2003 as long-term incentive awards pursuant to our long-term incentive compensation plan that our stockholders approved in 2002.

			Estimated Future Payouts Under Non-Stock Priced-Based Plans(1)
Name	Number of Shares, Units or Other Rights(#)	Performance or Other Period Until Maturation or Payout(1)(2)	Threshold ($ or #)(2)	Target ($ or #)(2)	Maximum ($ or #)
Laurence C. Siegel	N/A	1/03 - 12/05	$750,000	$1,500,000	$4,000,000
Kenneth R. Parent	N/A	1/03 - 12/05	232,958	465,915	4,000,000
James F. Dausch	N/A	1/03 - 12/05	209,400	418,800	4,000,000
James A. Napoli	N/A	1/03 - 12/05	211,811	423,621	4,000,000
D. Gregory Neeb	N/A	1/03 - 12/05	162,500	260,000	4,000,000

(1)
In 2002, we adopted a long-term incentive compensation plan that was approved by our stockholders at our 2002 annual meeting. A long-term compensation award may be paid in the form of cash, stock options, shares of our common stock, restricted stock, restricted stock units, or any combination thereof. Payment of long-term incentive compensation to a key employee intended to satisfy the requirements for qualified performance-based compensation will be contingent upon the attainment of one or more performance goals (which may be stated as alternative goals) established in writing by the Executive Compensation Committee for each performance period. Performance periods for long-term incentive compensation disclosed in the foregoing table will be three years long. The Executive Compensation Committee has establish performance goals under the long-term incentive plan based generally upon growth in funds from operations, return on invested capital, growth in tenant sales and total stockholder return. The Executive Compensation Committee, however, has the discretion to establish performance goals based on other related business criteria. If a key employee does not meet certain minimum performance thresholds, such employee will not receive any payouts under this plan.

(2)
The "Target" amount, as differentiated from the actual amount awarded, represents payouts of $1,500,000 for Mr. Siegel, 100% of the annual salary in effect for 2003 for Messrs. Parent, Dausch and Napoli, and 80% of the annual salary in effect for 2003 for Mr. Neeb. The "Threshold" amounts represent payouts of 50% of the Target amount for 2003 for each applicable named executive officer. The amount that may be paid out under our long-term incentive plan for multi-year performance is capped at $4,000,000 per person for our executive officers. Our Executive Compensation Committee has not yet determined the amounts of the preliminary long-term incentive grants to our named executive officers for 2003, which preliminary grants will be subject to adjustment based on our and, in certain cases, the applicable named executive officer's performance during 2004 and 2005 and are payable in 2006.

Employment Agreements and Other Arrangements

  Mr. Siegel's 2001 employment agreement

        In 2001, we entered into an employment agreement with Mr. Siegel. The agreement became effective as of April 1, 2000 and expired on March 31, 2004. During the term of the agreement, Mr. Siegel was entitled to receive an annual base salary of $700,000. Pursuant to the terms of the agreement, we paid to Mr. Siegel a special bonus of $500,000 for 2001 and $500,000 for 2002. Mr. Siegel was not entitled to receive a special bonus for 2003 under the agreement. Also pursuant to the terms of the agreement, we paid to Mr. Siegel an annual bonus of $1,300,000 for 2001 and $1,160,000 for 2002. Under the agreement, our Executive Compensation Committee preliminarily has determined to pay Mr. Siegel an annual bonus of $1,200,000 for 2003 performance, subject to final adjustment based on Mr. Siegel's achievement of certain performance objectives and other criteria determined by the Executive Compensation Committee.

        Additionally, Mr. Siegel will receive incentive compensation based on performance over a specified period, which incentive compensation will consist of cash or restricted common stock or a combination thereof, at our election, and will be subject to vesting requirements, all as determined by the Executive Compensation Committee. Pursuant to the terms of the agreement, we awarded Mr. Siegel cash incentive compensation of $1,950,000 based on 2001 performance. As noted in the Summary Compensation Table, the 2001 incentive compensation award vests in three installments. We preliminarily awarded Mr. Siegel $1,740,000 in long-term compensation based on 2002 performance, which amount is subject to adjustment pending conclusion of the Executive Compensation Committee's review of Mr. Siegel's and our 2003 and 2004 performance, with the final amount to be paid in 2005. In addition, Mr. Siegel is eligible to receive targeted long-term incentive compensation of $1,500,000 based on performance in 2003, which amount is subject to adjustment pending conclusion of the Executive Compensation Committee's review of Mr. Siegel's and our 2003, 2004 and 2005 performance, with the final amount to be paid in 2006.

        Pursuant to the terms of Mr. Siegel's 2001 employment agreement, Mr. Siegel also was entitled to receive fringe benefits in an amount not to exceed $50,000 per annum in addition to the benefits generally available to our other executives. To the extent that such fringe benefits provided during a calendar year amounted to less than $50,000, additional fringe benefits could be provided during any calendar year of the term of the employment agreement. During 2003, the amount of such fringe benefits paid to Mr. Siegel was less than $50,000. Under the expired employment agreement, if we terminated Mr. Siegel's employment without cause or Mr. Siegel terminated his employment for "Good

Reason," Mr. Siegel was entitled to receive severance pay and benefits in accordance with our severance policy then in effect. The employment agreement contained non-competition provisions prohibiting Mr. Siegel, subject to certain limited exceptions and certain criteria, from engaging directly or indirectly in the development, redevelopment, operation, management or leasing of any type of retail shopping center in a manner that would compete with our then-existing business activities anywhere in the world during the period of employment with us and for a period thereafter of up to 18 months so long as we continue to pay to Mr. Siegel an amount equal to his base salary.

  Mr. Siegel's 2004 employment agreement

        We entered into a new employment agreement with Mr. Siegel, effective as of April 1, 2004 and expiring on December 31, 2008 with automatic one year extensions on each January 1 thereafter unless either party gives notice of non-renewal. Pursuant to the agreement, Mr. Siegel is entitled to receive an annual base salary of $1,650,000 in 2004, which base salary amount will increase by $50,000 on April 1 of each year of the agreement.

        Mr. Siegel is also eligible to participate in our annual short-term performance incentive plan for senior executives. The actual amount of Mr. Siegel's annual bonus will be determined in accordance with the terms of our annual short-term performance incentive plan as administered by the Executive Compensation Committee and may be based on the achievement of certain performance objectives (which may be based on both Mr. Siegel's and our performance). Awards under such plan will be made in cash. Additionally, Mr. Siegel is eligible to participate in our long-term incentive plan for senior executives. The actual amount of Mr. Siegel's long-term incentive award will be determined in accordance with our long-term incentive plan as administered by the Executive Compensation Committee. Based on our long-term incentive plan in effect as of the date of this proxy statement, Mr. Siegel's future long-term incentive awards will be based on performance over a three-year period with the actual payout to occur in the fourth year after the grant year. Awards made under the long-term incentive plan will consist of cash, shares of our stock or any other medium chosen by the Executive Compensation Committee.

        Mr. Siegel is entitled to receive life insurance coverage with a minimum benefit of $5,000,000, provided that we can obtain such policy on a commercially reasonable basis. Mr. Siegel is also entitled to receive fringe benefits in an amount not to exceed $50,000 per annum, in addition to the benefits that generally are available to our other executives. To the extent that fringe benefits provided during a calendar year amount to less than $50,000, additional fringe benefits in the amount of any such difference will carry forward and may be provided in any subsequent year of employment. Under the employment agreement, if we terminate Mr. Siegel's employment without "Cause" or Mr. Siegel terminates his employment for "Good Reason," Mr. Siegel is entitled to receive a cash payment equal to (a) two times the sum of (i) his base salary then in effect, (ii) his target annual bonus for the year in which the termination occurs and (iii) his longevity bonus (as described below) and (b) a pro rata cash payment of his target annual bonus for the year of termination based on service from commencement of the applicable bonus year through the date of termination. The longevity bonus, which is paid in the event that we terminate Mr. Siegel's employment without "Cause" or Mr. Siegel terminates his employment for "Good Reason," is designed to reward Mr. Siegel for his cumulative years of service as our Chief Executive Officer, and is $1,700,000 for 2004 and increases by $450,000 annually. Under his 2004 employment agreement, Mr. Siegel is permitted to terminate his employment for any reason within 30 days of the first anniversary after a change in control of us and any such termination will be considered a termination for "Good Reason," entitling him to the severance benefits described above. If Mr. Siegel's employment is terminated as a result of death or disability, Mr. Siegel or his beneficiaries or estate are entitled to a lump sum payment equal to his base salary and target annual bonus for the year in which the termination occurs.

        The employment agreement contains non-competition provisions prohibiting Mr. Siegel, subject to certain limited exceptions and certain criteria, from engaging directly or indirectly in the predevelopment, development, redevelopment, operation, management or leasing of any type of retail or entertainment-based shopping center, mall, strip center or other commercial property, the provision of related services or in any other business then carried on by us in a manner that would compete with our then-existing business activities anywhere in the world for a period thereafter of up to 24 months.

  Other executive employment agreements

        We also entered into employment agreements in 1997 with each of Messrs. Dausch and Parent, which we refer to as the 1997 agreements. Pursuant to the 1997 agreements, each employee agreed to be employed with us for a term of three years, with the agreement to be automatically renewed for successive one-year periods unless terminated by the employee or us. We, in turn, agreed to pay Messrs. Dausch and Parent an initial base annual salary of $288,400 and $208,000, respectively, subject to review and adjustment on April 1 of each year. Annual bonuses will be paid, and incentive compensation will be awarded, as determined in the sole discretion of the Executive Compensation Committee.

        The 1997 agreements provide that if, prior to six months before or after two years following the effective date of a change of control in us, the employee's employment is terminated by us without cause or by the employee for good reason, the employee will be entitled to receive an amount equal to two years annual salary. We also will pay for the continuation of the employee's welfare benefits for a period of 24 months after the date of termination. For the purpose of the 1997 agreements, a "change of control" means (1) the acquisition by any entity, person or group of persons acting in concert of beneficial ownership of more than 50% of shares having the power to elect our directors; (2) the consummation of a merger, consolidation or other business combination involving us that results in the pre-transaction holders of voting securities having less than 50% of total voting power in an election of directors of the surviving entity; (3) our directors at the beginning of any consecutive two-year period ceasing to constitute a majority of directors, unless the nomination or election of each new director was approved by at least two-thirds of the directors then in office and who were directors at the beginning of the two-year period; or (4) the sale or transfer of all or substantially all of our assets to a non-affiliate.

        In the event that the employee's employment is terminated other than by us for cause or by reason of the employee's death or disability within six months before or within two years after the effective date of a change of control, or is terminated by the employee for good reason within six months before or within one year after the effective date of a change of control, then the employee will be entitled to receive (1) an amount equal to two times the employee's highest annualized base salary, (2) an amount equal to two times the greater of (a) the employee's average annual bonus earned during the three years prior to a change of control or (b) the target level of bonus established for the year during which employment was terminated, and (3) an amount equal to the target level of bonus established for the year during which employment was terminated. In addition, the employee will receive medical, dental and life insurance for 24 months after the effective date of termination. To the extent these payments are golden parachute payments under Section 280G of the Internal Revenue Code, we will be required to pay to the executive an amount necessary to gross-up the payments for any taxes.

        The 1997 agreements contain non-competition provisions that prohibit the employees, subject to certain limited exceptions, from engaging directly or indirectly, without our prior consent, in the development, redevelopment, operation, management or leasing of a retail shopping center or retail shopping center services within a certain area and/or with specified competitors during the period of employment with us and for 24 months thereafter, except that if the employee terminates his or her employment for good reason as defined in his employment agreement, the non-competition period ends one year after the date employment is terminated. In addition, the non-competition provisions prohibit the employee from inducing any employee of ours to terminate his employment with us, accepting employment with any of our competitors or interfering with any similar manner with our business during the period of employment and for a period of 24 months thereafter.

        In 1995, in accordance with Mr. Dausch's 1994 employment agreement, we granted a $150,000 housing relocation loan to Mr. Dausch. Pursuant to the 1994 employment agreement, one-third of the loan was forgiven in 1996. The balance of the loan principal plus interest was carried forward into Mr. Dausch's current 1997 employment agreement, pursuant to which terms the loan principal, together with all accrued interest, was forgiven on December 31, 2001.

        Each of these executive officers has been granted stock appreciation rights that become exercisable only upon a change of control of Mills. For the purpose of the SARs, "change of control" means (1) the acquisition by any entity, person or group of persons acting in concert of beneficial ownership of more than 50% of shares having the power to elect our directors; (2) the consummation of a merger, consolidation or other business combination involving us that results in the pre-transaction holders of voting securities having less than 50% of total voting power in an election of directors of the surviving entity; (3) our directors at the beginning of any consecutive two-year period ceasing to constitute a majority of directors, unless the nomination or election of each new director was approved by at least two-thirds of the directors then in office who were directors at the beginning of the two-year period; or (4) the sale or transfer of all or substantially all of our assets to a non-affiliate.

Equity Compensation Plan Information

        The following table sets forth certain information regarding our equity compensation plans as of December 31, 2003.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plan approved by stockholders(1)	1,829,030	$22.55	151,333
Equity compensation plan not approved by stockholders(1)	289,512	18.42	1,208,050
Total	2,118,542	$21.98	1,359,383

(1)
We have only one equity compensation plan that has been approved by our stockholders, our Amended and Restated 1994 Executive Equity Incentive Plan, and only one equity compensation plan that has not been approved by our stockholders, our 1999 Stock Option Plan. We do not award any restricted common stock awards or grant stock options to our senior officers under the 1999 Stock Option Plan.

        Our Board of Directors adopted the 1999 Stock Option Plan in February 1999 to promote a greater identity of interests between our employees and our stockholders. The 1999 Stock Option Plan, a copy of which is incorporated by reference as an exhibit to our 2003 annual report on Form 10-K, provides that:

  •
  we may issue an aggregate of 2,500,000 shares of our common stock, some of which have already been issued;

  •
  we may issue either restricted stock or options to purchase our common stock, provided that we may not grant more than 500,000 restricted common stock and the exercise price of the options granted may not be less than the fair market value at the time of the grant; and

  •
  the specific vesting schedule, option periods and other terms of the option grants and restricted stock awards will be determined by our Executive Compensation Committee and reflected in the award agreements to be executed at the time of the applicable grant or award; provided, however, that the option period may not be for more than ten years from the date of grant.

        The 1999 Stock Option Plan terminates in February 2009, provided that in the event Proposal 4 is approved by our stockholders, we intend to cease making grants or awards under the 1999 Stock Option Plan.

        Our Amended and Restated 1994 Executive Equity Incentive Plan expired in April 2004. As of April 2, 2004, under our 1994 Executive Equity Incentive Plan and 1999 Stock Option Plan, we had outstanding 1,444,000 options to purchase our common stock at a weighted average exercise price of $21.68 per share and 438,612 shares of unvested restricted common stock.

        Information regarding director compensation and Executive Compensation Committee interlocks and insider participation is provided under the sections entitled "Corporate Governance, Board and Committees and Director Compensation Information—Compensation of Directors" and "Performance Graph, Audit Committee Report, Executive Compensation Report and Compensation Committee Interlock—Compensation Committee Interlocks and Insider Participation," respectively.

PERFORMANCE GRAPH, AUDIT COMMITTEE REPORT, EXECUTIVE COMPENSATION REPORT AND COMPENSATION COMMITTEE INTERLOCK

        Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate SEC filings, in whole or in part, the following performance graph, the Audit Committee report and the Executive Compensation Committee report on executive compensation will not be incorporated by reference into any such filings.

Performance Graph

        The following performance graph and table compares the cumulative total stockholder return on our common stock (NYSE symbol: MLS) with the cumulative return on the S&P 500 Index and the Morgan Stanley REIT Index for the five-year period commencing December 31, 1998 and ending December 31, 2003. The following graph assumes an investment of $100 in our common stock and each index on December 31, 1998 and assumes reinvestment of all dividends.

Cumulative total stockholder return
The Mills Corporation versus S&P 500 and Morgan Stanley REIT Indices

	12/98	12/99	12/00	12/01	12/02	12/03
The Mills Corporation	100	97.47	101.04	178.34	213.41	342.18
S&P 500 Index	100	121.11	110.34	97.32	75.75	97.51
Morgan Stanley REIT Index	100	95.45	122.95	136.57	141.55	193.56

Source: SNL Financial

Report of the Audit Committee

        In February 2003, in response to proposed changes in corporate governance and as required by the NYSE, our Board of Directors adopted an amended and restated charter for the Audit Committee, a copy of which is attached to last year's proxy statement and is also available under the section titled "Investor—Corporate Governance" on our web site at www.themills.com. As described more fully in the charter, the Audit Committee is responsible for the appointment, compensation and oversight of our independent auditors and for assisting the Board in its oversight of (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements, (c) the qualifications and independence of our independent auditors, and (d) the performance of our internal audit functions and independent auditors. In furtherance of this purpose, the primary responsibilities of the Audit Committee are as follows:

  •
  the Audit Committee is responsible for matters concerning the relationship between us and our independent auditors, and has the responsibility and authority to—

  •
  appoint or remove the auditors,

  •
  evaluate the performance of the independent auditors,

  •
  approve the provision by the independent auditors of all services, whether or not related to the audit,

  •
  determine the compensation to be paid to the independent auditors,

  •
  determine whether the independent auditors are independent, and

    •
    resolve any disagreements between our management and our independent auditors.

  •
  the Audit Committee reviews and discusses with management and the independent auditors (a) our annual audited financial statements, including major issues regarding accounting and auditing, the adequacy of internal controls, and our disclosures under "Management's Discussion and Analysis of Results of Operations and Financial Condition," (b) our quarterly financial statements, (c) our earnings press releases, (d) financial information and earnings guidance provided to analysts, and (e) significant financial reporting issues and judgments and critical accounting policies and practices in connection with the preparation of our financial statements; and

  •
  the Audit Committee is charged with advising the Board of Directors on our policies and procedures regarding compliance with applicable laws and regulations and portions of our Code of Business Conduct and Ethics that apply to financial reporting and establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters.

        The Audit Committee has implemented procedures to ensure that during the course of each year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee's charter.

        In overseeing the preparation of our financial statements, the Audit Committee:

  •
  met with both management and our independent auditors, Ernst & Young LLP, to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues;

  •
  discussed with our independent auditors, Ernst & Young LLP, those matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as modified or supplemented (Communications with Audit Committees); and

  •
  received from our independent auditors, Ernst & Young LLP, written disclosures and a letter relating to Ernst & Young LLP's independence as required by the Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with Ernst & Young LLP its independence.

        On the basis of these reviews and discussions, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2003, which was filed with the Securities and Exchange Commission on March 15, 2004. Since Mr. Bruno was not a member of the Audit Committee on March 15, 2004, his name is excluded from this Audit Committee Report.

                      Audit Committee

                      Harry H. Nick, Chairman
                      Hon. Joseph B. Gildenhorn
                      Robert P. Pincus
                      Cristina L. Rose

Report on Executive Compensation

        The Executive Compensation Committee of the Board of Directors has prepared the following report regarding 2003 executive compensation. The Executive Compensation Committee consists of five members, all of whom are independent directors, and is responsible for determining the compensation for our executive officers and for administering our equity and compensation plans. This report describes the Executive Compensation Committee's basic approach to executive compensation and the basis on which 2003 compensation determinations were made by the Executive Compensation Committee with respect to our executive officers, including our named executive officers. The Executive Compensation Committee works closely with the entire Board of Directors in the execution of the Executive Compensation Committee's duties.

Executive compensation policy

        The members of the Executive Compensation Committee believe that our success is due in large part to our employees and, in particular, to the leadership of our executive officers. The primary objectives of the Executive Compensation Committee in determining executive compensation are (a) to enable us to attract and retain qualified executives by providing a competitive total compensation package and (b) to align the executives' compensation with our overall performance and the financial interests of our stockholders by tying a significant portion of executive compensation to our success in meeting specified performance objectives adopted annually and adjusting compensation commensurate with overall corporate results.

        In 2002, we consulted with Deloitte & Touche LLP on the establishment of a new incentive compensation plan for our executive officers and our overall compensation plans and structure. The new incentive compensation plan was approved by our Board of Directors and was then approved by our stockholders at our 2002 annual meeting.

        The Executive Compensation Committee, in conjunction with the Board of Directors, has identified four criteria to be used in determining 2003 compensation: (a) growth in funds from operations; (b) return on invested capital; (c) growth in tenant sales; and (d) total stockholder return. The Executive Compensation Committee's objective behind the use of these performance criteria is to further link executive compensation with the financial interests of stockholders. These criteria were used to determine the variable components of compensation, including bonus awards and preliminary awards of long-term incentive payments for our employees, including our named executive officers.

2003 executive officer compensation

        Base salary.    Effective April 2003, the base salary for each of Messrs. Parent, Dausch, Napoli and Neeb was increased by approximately (a) 4.7% from $445,000 to $465,915, (b) 4.7% from $400,000 to $418,800, (c) 4.7% from $404,606 to $423,621, and (d) 8.3% from $300,000 to $325,000, respectively. Each increase was based on the Executive Compensation Committee's review of the compensation paid by comparable companies to their executive officers, as well as the competitive market data provided by Deloitte & Touche in establishing competitive base salaries at or above the 75thpercentile for our executive officers for 2003.

        Annual bonus.    Goals and objectives were established pursuant to the annual bonus plan as the basis for determining the cash bonuses paid to the executive officers for 2003 performance. The four criteria noted above were used in determining annual bonuses. The Executive Compensation Committee also evaluated individual performance based on factors such as the individual's degree of responsibility, ability to affect our future performance, salary level and contribution to our overall success, as measured by individual achievement of specific goals and objectives as well as to the general level of our performance. The Executive Compensation Committee has approved preliminary annual bonuses for Messrs. Parent, Dausch, Napoli and Neeb in the amounts of $307,504, $276,408, $279,590, and $175,500, respectively.

        Incentive compensation.    The long-term incentive compensation plan approved by our Board of Directors and our stockholders in 2002 provides that, using performance criteria selected by the Executive Compensation Committee, long-term incentive compensation would be evaluated over a three-year period, with the final amount paid out in the fourth year. Our Executive Compensation Committee has not yet determined the amounts of the preliminary long-term incentive grants to our named executive officers for 2003. Once determined, the grants are subject to adjustment based on our and, in certain cases, the applicable named executive officer's performance during 2003, 2004 and 2005 and are payable in 2006.

2003 chief executive officer pay

        Pursuant to the terms of Mr. Siegel's prior employment agreement, Mr. Siegel's 2003 incentive compensation will be paid in cash. In establishing Mr. Siegel's annual salary, bonus and incentive compensation under Mr. Siegel's prior employment agreement, the Executive Compensation Committee reviewed a study by Towers Perrin analyzing the compensation of executives in comparable companies within the real estate development industry. Mr. Siegel's total direct compensation under his employment agreement would place him in the 92nd percentile when compared to the group consisting of the highest-paid executive in each of the comparable companies.

        The annual bonus and incentive compensation are subject to, and subject to adjustment for, the achievement of certain performance objectives and other criteria, such as those described above in "—2003 executive officer compensation—Annual bonus." The Executive Compensation Committee believes that basing a large portion of Mr. Siegel's compensation on performance objectives and certain other criteria fulfills our objective of linking Mr. Siegel's compensation directly and closely to increasing stockholder value.

        In accordance with Mr. Siegel's 2001 employment agreement, Mr. Siegel received a base salary in 2003 of $700,000. In addition, the Executive Compensation Committee awarded Mr. Siegel a special bonus of $2,500,000 in recognition of his extraordinary performance during 2003 and 2002. The Executive Compensation Committee has preliminarily determined that Mr. Siegel's 2003 annual bonus will be $1,200,000, although this bonus is subject to adjustment pending the Executive Compensation Committee's final evaluation of our and Mr. Siegel's performance during 2003, as outlined above in "2003 executive officer compensation." Our Executive Compensation Committee has not yet determined the amount of the preliminary long-term incentive grant to Mr. Siegel for 2003. Once determined, the grant is subject to further adjustment based on our and Mr. Siegel's performance during 2004 and 2005 and is payable in 2006.

$1 million pay deductibility limit

        Section 162(m) of the Internal Revenue Code prohibits publicly traded companies from taking a tax deduction for compensation paid in excess of $1 million in any taxable year to a named executive officer. An exception to the Section 162(m) deduction limitation exists for performance-based compensation. Our restricted stock grants in 2003 and Mr. Siegel's compensation (other than certain of his long-term incentive compensation) are subject to the $1 million deduction limitation because they are not considered "performance-based" within the meaning of Section 162(m).

        The Executive Compensation Committee's policy is to take into account Section 162(m) in establishing compensation for our senior executives. The Executive Compensation Committee also believes, however, that we must balance the benefit of deductions against the need to provide our executives with proper incentives to remain with us. Section 162(m) does not affect us as directly as it does Subchapter C corporations because we are a REIT and ordinarily do not pay taxes, although non-compliance with Section 162(m) will increase the tax cost of our stockholders who are subject to tax. The Executive Compensation Committee does not believe that it is necessarily in our or our stockholders' best interests that all compensation meet the requirements of Section 162(m) for deductibility and the Executive Compensation Committee may determine to award non-deductible compensation in such circumstances as it deems appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended by us to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

                      Executive Compensation Committee

                      Charles R. Black, Jr., Chairman
                      Hon. Joseph B. Gildenhorn
                      John M. Ingram
                      Harry H. Nick
                      Robert P. Pincus

Compensation Committee Interlocks and Insider Participation

        Our Executive Compensation Committee members are Charles R. Black, Jr., Hon. Joseph B. Gildenhorn, John M. Ingram, Harry H. Nick and Robert P. Pincus. None of these members is an officer or employee, or former officer or employee, of ours, other than Mr. Nick who was our employee until 1996. No interlocking relationship exists between the members of the Executive Compensation Committee and the Board of Directors, board of trustees or compensation or similar committees of any other company.

        During 2003, we did not have any transactions with any member of our Executive Compensation Committee.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

        The following table shows the beneficial ownership of shares of our common stock as of March 23, 2004 by

  •
  each person known by us to be the beneficial owner of more than five percent of the outstanding common stock,

  •
  each of our directors,

  •
  each of our named executive officers, and

  •
  our directors, our named executive officers and other executive officers as a group.

        Each person named in the table has sole voting and/or investment power with respect to all shares shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. For the purposes of the following table, all securities that are owned by each of the persons named below and that are exercisable, convertible or exchangeable for our common stock, such as stock options and units of limited partnership interest in The Mills Limited Partnership, our operating partnership, through May 22, 2004, the 60th day from March 23, 2004 are included. Units of limited partnership interest in the Operating Partnership may be redeemed at certain times specified in the Operating Partnership's partnership agreement for cash equal to the value of an equal number of shares of common stock or, at our discretion, for an equal number of shares of common stock. The extent to which a person holds units as opposed to our common stock is described in the footnotes. As of March 23, 2004, we had 50,408,251 shares of common stock outstanding and the Operating Partnership had 13,464,161 common units of partnership interest outstanding (excluding units held by us).

        The address of the directors, executive officers and beneficial owners included in the table below is 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209, unless otherwise provided.

Name of Beneficial Owner	Number of Shares of Common Stock		Percent of Shares of Common Stock(1)	Percent of Shares of Common Stock and Units(2)
Laurence C. Siegel	1,506,645	(3)	2.89%	2.33%
James F. Dausch	305,628	(4)	*	*
Kenneth R. Parent	283,420	(5)	*	*
James A. Napoli	50,000	(6)	*	*
D. Gregory Neeb	104,248	(7)	*	*
Dietrich von Boetticher	1,417,943	(8)	2.70%	2.21%
John M. Ingram	5,354	(9)	*	*
Charles R. Black, Jr.	7,891	(10)	*	*
James C. Braithwaite	342,471	(11)	*	*
S. Joseph Bruno	—		—	—
Joseph B. Gildenhorn	17,441	(12)	*	*
Harry H. Nick	254,294	(13)	*	*
Franz von Perfall	236,656	(14)	*	*
Robert P. Pincus	9,441	(15)	*	*
Cristina L. Rose	5,441	(16)	*	*
Kan Am and affiliated entities	1,389,939	(17)	2.65%	2.17%
Cohen & Steers Capital Management, Inc.	6,193,422	(18)	12.13%	9.66%
All executive officers and directors as a group (18 persons)	4,577,873	(19)	8.33%	7.04%

*
Less than 1%.

(1)
For purposes of this calculation, the number of shares of common stock deemed outstanding is the sum of (a) 50,408,251 shares of common stock outstanding as of March 23, 2004, (b) the number of shares of common stock issuable to the named person(s) upon the exercise of options exercisable within 60 days of March 23, 2004, and (c) the number of shares of common stock issuable to the named person(s) upon redemption of the units held by such named person(s).

(2)
For purposes of this calculation, the number of shares of common stock and units deemed outstanding is the sum of (a) 50,408,251 shares of common stock outstanding as of March 23, 2004, (b) 13,464,161 common units outstanding as of March 23, 2004 (excluding units held by us), and (c) the number of shares of common stock issuable to the named person(s) upon (i) the exercise of options exercisable within 60 days of March 23, 2004 and (ii) the redemption of the units held by such named person(s).

(3)
Includes 469,422 shares of common stock, 556,793 units, and options to purchase 480,430 shares of common stock exercisable within 60 days of March 23, 2004.

(4)
Includes 126,994 shares of common stock and options to purchase 178,634 shares of common stock exercisable within 60 days of March 23, 2004.

(5)
Includes 110,653 shares of common stock and options to purchase 172,767 shares of common stock exercisable within 60 days of March 23, 2004.

(6)
Includes 50,000 shares of common stock.

(7)
Includes 54,228 shares of common stock and options to purchase 50,020 shares of common stock exercisable within 60 days of March 23, 2004.

(8)
Includes 10,605 shares of common stock, 15,899 units and options to purchase 1,500 shares of common stock exercisable within 60 days of March 23, 2004 held by Mr. von Boetticher directly. Also includes 93 shares of common stock and 1,389,846 units beneficially owned by Kan Am and various affiliated entities. Mr. von Boetticher either holds a controlling interest in such entities or a controlling interest in the general partner of such entities. Mr. von Boetticher disclaims beneficial ownership of the 93 shares of common stock and 1,389,846 units beneficially owned by these Kan Am entities except to the extent of his pecuniary interest therein.

(9)
Includes 3,854 shares of common stock and options to purchase 1,500 shares of common stock exercisable within 60 days of March 23, 2004.

(10)
Includes 5,391 shares of common stock and options to purchase 2,500 shares of common stock exercisable within 60 days of March 23, 2004.

(11)
Includes 5,001 shares of common stock and 309,476 units. Also includes 27,994 units held by Braithwaite Family Partnership, of which Mr. Braithwaite is the general partner and has voting and investment power.

(12)
Includes 15,441 shares of common stock and options to purchase 2,000 shares of common stock exercisable within 60 days of March 23, 2004.

(13)
Includes 140,926 shares of common stock and 111,568 units. Also includes 1,800 shares of common stock held by Nick Family Trust, of which Mr. Nick is a trustee and has voting and investment power.

(14)
Includes 23,147 shares of common stock, 210,509 units and options to purchase 3,000 shares of common stock exercisable within 60 days of March 23, 2004.

(15)
Includes 7,441 shares of common stock and options to purchase 2,000 shares of common stock exercisable within 60 days of March 23, 2004.

(16)
Includes 3,441 shares of common stock and options to purchase 2,000 shares of common stock exercisable within 60 days of March 23, 2004.

(17)
Includes 93 shares of common stock and 1,389,846 units held by Kan Am and its affiliates which are also included in Mr. von Boetticher's beneficial ownership calculations. During 2002, we executed a waiver of the limitations on ownership of common stock as to Kan Am and its affiliates, subject to limitations in our certificate of incorporation to preserve our REIT status. The address for Kan Am is The Forum, 3290 Northside Parkway, Suite 825, Atlanta, Georgia 30327.

(18)
Information is based on a Schedule 13G/A filed with the SEC on February 17, 2004. Includes 5,700,422 shares of common stock over which Cohen & Steers has sole voting power and 6,193,422 shares of common stock over which Cohen & Steers has sole dispositive power. During 2002, we executed a waiver of the limitations on ownership of common stock as to Cohen & Steers Capital Management, Inc., subject to limitations in our certificate of incorporation to preserve our REIT status. The address for Cohen & Steers is 757 Third Avenue, New York, New York 10017.

(19)
Includes 1,075,043 shares of common stock, 2,975,454 units and options to purchase 897,851 shares of common stock exercisable within 60 days of March 23, 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        During 2003, we engaged in certain transactions or had certain relationships with some of the members of our Board of Directors as more fully described below.

Transactions with Kan Am

Joint ventures with Kan Am

        Three members of our Board of Directors, Messrs. Braithwaite, von Boetticher and von Perfall, are affiliated with Kan Am US, Inc. and its affiliates, which we refer to collectively as "Kan Am." Kan Am is a real estate developer and investment partnership sponsor headquartered in Germany and is our joint venture partner in many of our projects. During 2003 and 2004, Kan Am Grund Kapitalanlagegesellschaft mbH, a German open-end fund that is an affiliate of Kan Am, became a partner in two of our joint ventures. See "—Other Kan Am Transactions" for more information. In addition, Kan Am holds limited partnership units of the Operating Partnership. As of March 23, 2004, Kan Am owned approximately 2.17% of the outstanding limited partnership units of the Operating Partnership.

        By virtue of their relationships with Kan Am, Messrs. Braithwaite, von Boetticher and von Perfall have a conflict of interest with respect to joint ventures between us and Kan Am. When the Board of Directors (and the Executive Committee, of which Mr. Braithwaite is a member) voted on the proposed joint ventures with Kan Am, each of Messrs. Braithwaite, von Boetticher and von Perfall abstained from voting.

        The following table sets forth as of December 31, 2003 Kan Am's residual sharing information and amount of unreturned capital contributions for each joint venture in which Kan Am is a partner:

Project(1)	Residual Sharing Percentage		Amount of Unreturned Capital Contributions(2)
			(in millions)
Arundel Mills	40.75%		$42.95
Colorado Mills	18.75		25.50
Concord Mills	40.75		30.25
Discover Mills (together with Discover Residual)	50.00		75.00
Grapevine Mills	40.75		35.10
Great Mall of the Bay Area	25.00		47.18
Katy Mills	37.50		78.75
Meadowlands Xanadu	26.66	*	24.00
Ontario Mills	31.25		26.04
Pittsburgh Mills	18.80		24.98
St. Louis Mills	25.50		31.50
The Block at Orange	50.00		60.00

*
Subject to downward adjustment in the event certain other parties become partners in Meadowlands Mills Limited Partnership.

(1)
Does not include Opry Mills, which became a joint venture project in March 2004. The Residual Sharing Percentage for Opry Mills is 25% and the Amount of Unreturned Capital Contributions as of March 23, 2004 is $68.85 million. The amount of Unreturned Swap Termination Contributions, which reflects contributions made to terminate a swap held with respect to mortgage on the property, is an additional $5.3 million.

(2)
Reflects the actual amount of capital contributions unreturned as of December 31, 2003.

        Under the terms of the joint venture agreements, Kan Am generally receives a cumulative construction period preference until construction of a project is substantially completed and permanent financing is secured, and will receive a priority return thereafter equal to 9% or 11% per year on its capital contributions. We guarantee Kan Am's construction period preference and the construction debt until construction is substantially completed and qualified permanent financing is secured for a project. Kan Am generally does not guarantee any portion of the construction debt. While construction has been completed at each of Colorado Mills, Discover Mills and St. Louis, qualified permanent financing remains to be secured for each of these projects. Consequently, our guarantees are outstanding for each of these projects.

        The following table sets forth information as of December 31, 2003 regarding our guarantees of Kan Am's unpaid construction period preference in each joint venture in which Kan Am was a partner as of December 31, 2003:

Project	Kan Am's Construction Period Preference (in thousands)
Colorado Mills	$331.0
Discover Mills	535.0
Meadowlands Xanadu	540.0
Pittsburgh Mills	663.8
St. Louis Mills	873.4

        Kan Am does not guaranty any portion of the construction loan for any project. We are the sole guarantor of the construction loan at each of these projects.

Other Kan Am transactions

        An affiliate of Kan Am owns the office building in which our executive offices are located. During 2003, we paid this Kan Am affiliate approximately $3.2 million in rental payments for the office space.

        During 2003, Kan Am acted as our disbursing agent and provided other related services with respect to certain unitholders of the Operating Partnership who received their units in distribution transactions from Kan Am and its affiliated entities. Specifically, Kan Am assisted us in making quarterly partnership distributions, redeeming partnership units, preparing certain tax forms, communicating with our German partners, and interfacing with our German unitholders on day-to-day matters. We did not pay Kan Am any fees nor did we reimburse Kan Am for any expenses incurred in connection with the services performed during 2003. However, we and Kan Am are currently negotiating a services agreement pursuant to which Kan Am will continue to provide these services to us. Once the agreement is finalized, we expect to pay a fee and reimburse reasonable out-of-pocket expenses to Kan Am for services performed during 2003 and to date in 2004 as well as for services to be rendered in future years. We anticipate that the fees will be in accordance with market terms and that the services agreement will be approved by our Board of Directors with Messrs. Braithwaite, von Boetticher and von Perfall, who are affiliated with Kan Am, abstaining from voting on the matter.

        In January 2003, Kan Am Capital, Inc. transferred 17,064 limited partnership units in the Operating Partnership, representing all of its interests in the Operating Partnership, and nominal cash consideration to us for 17,064 shares of our common stock, valued at approximately $476,000 (based on the closing price of our stock on January 16, 2002, which was $27.91). The transaction is intended to qualify as a reorganization within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code. We also granted Kan Am registration rights to require us to register the resale of shares of our common stock by Kan Am and certain other affiliates that we issued to Kan Am in connection with this transaction.

        In August 2003, we conveyed a 6.375% partnership interest in each of the entities that owns Arundel Mills, Concord Mills and Grapevine Mills projects to Kan Am for $28.1 million in cash. This transaction was approved by the Board of Directors, with Messrs. Braithwaite, von Boetticher and von Perfall abstaining from voting.

        In December 2003, we conveyed an approximately 50% partnership interest in the Great Mall of the Bay Area, which is also known as Milpitas Mills, to Kan Am Grund Kapitalanlagegesellschaft mbH, a German open-end fund that is an affiliate of Kan Am, for total consideration of $136.5 million consisting of $47.2 million in cash and $89.3 of allocable partnership debt. This transaction was approved by a special committee appointed by the Board of Directors that consisted of independent directors.

        In March 2004, we conveyed an approximately 50% partnership interest in Opry Mills to Kan Am Grund Kapitalanlagegesellschaft mbH for total consideration of $158.1 million consisting of $68.9 million in cash and $89.2 of allocable partnership debt. An additional $5.3 million was paid by Kan Am Grund Kapitalanlagegesellschaft mbH as its pro rata share of funds needed to terminate a swap agreement associated with the mortgage on the property. This transaction was approved by our Board of Directors with Messrs. Braithwaite, von Boetticher and von Perfall, who are affiliated with Kan Am, abstaining from voting on the matter.

Indebtedness of Management

        In April 2002, we loaned to Mr. Parent $82,208, which was used to pay the withholding taxes associated with the vesting of shares of our restricted common stock held by Mr. Parent. The loan had a term of one year, bore interest at a rate of 6% annually and matured in April 2003. The largest amount of the loan outstanding was $87,545. Mr. Parent fully repaid the loan at maturity in April 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and certain stockholders to file reports of ownership and transactions that result in changes in ownership of our equity securities on prescribed forms with the SEC.

        Based solely on our review of the copies of these forms, we believe that during the year ended December 31, 2003, the following reports were not filed timely: (a) Mr. Kenneth R. Parent, our Chief Operating Officer, was late in filing a Form 4 to report one transaction, (b) Mr. D. Gregory Neeb, our Executive Vice President and Chief Information Officer, was late in filing a Form 4 to report one transaction, (c) Mr. S. Joseph Bruno, a director, was late in filing a Form 4 to report the grant of an option upon his election to the Board, and (d) Mr. Harry H. Nick, a director, was late in filing a Form 4 to report one gift transaction.

OTHER MATTERS

        We know of no other matters to be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in proxies returned to us to vote those proxies in accordance with their judgment.

STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

        Proposals of stockholders to be presented at the 2005 annual meeting of stockholders must be received by our Corporate Secretary prior to December     , 2004 to be considered for inclusion in our proxy material for that meeting. In addition, any stockholder who wishes to propose a nominee to the

Board of Directors or submit any other matter to a vote at a meeting of stockholders (other than a stockholder proposal included in our proxy materials pursuant to Rule 14a-8 of the Securities Exchange Act of 1934) must deliver such information to our Corporate Secretary no earlier than March     , 2005 and no later than April    , 2005, and must comply with the advance notice provisions and other requirements of Article II, Section 2.7 of our bylaws, which are on file with SEC and may be obtained from our Corporate Secretary upon request.

        Your vote is very important. Whether or not you plan to attend to meeting in person, please submit your vote as soon as possible. You may vote through the Internet, by telephone, by completing and mailing the accompanying proxy card or by attending the annual meeting and completing a written ballot at the meeting. Please review the instructions on the accompanying proxy card regarding each of these voting options.

By Order of the Board of Directors,

Thomas E. Frost Secretary

April    , 2004

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8978
EDISON, NJ 08818-8978

The EquiServe Vote by Telephone and Vote by Internet systems can be accessed 24-hours a day, seven days a week until 11:59 p.m. the day prior to the meeting.

Your vote is important. Please vote immediately.

Vote-by-Internet		Vote-by-Telephone
OR
Log on to the Internet and go to http://www.eproxyvote.com/mls		Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

FOLD AND DETACH HERE
☒	Please mark votes as in this example.	2930

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is otherwise made, the proxy will be voted FOR the item or items for which no direction is made, and in the discretion of the named proxies as to any other matters properly presented at the meeting.
						FOR	AGAINST	ABSTAIN
THE MILLS CORPORATION				2.	Proposal to ratify the appointment of Ernst & Young LLP as auditors for 2004.	☐	☐	☐
1.	Proposal to elect 01 James C. Braithwaite, 02 Joseph B. Gildenhorn, 03 Harry H.Nick, 04 Robert P.Pincus	FOR ☐	WITHHELD ☐	3.	Proposal to approve the amendment to The Mills Corporation's certificate of incorporation to increase the total number of authorized shares of capital stock from 170,000,000 to 200,000,000 and the number of authorized shares of preferred stock from 20,000,000 to 50,000,000	☐	☐	☐
	☐	For all nominees except as written above		4.	Proposal to approve The Mills Corporation's 2004 Stock Incentive Plan.	☐	☐	☐
				5.	Proposal to approve the Executive High Performance Program	☐	☐	☐
						If you plan to attend the Annual Meeting, please check the box and an admittance card will be mailed to you.		☐
						Mark box at right if an address change or comment has been noted on the reverse side of this card.		☐
						The undersigned hereby acknowledges receipt of the Notice of the 2004 Annual Meeting of Stockholders and accompanying Proxy Statement.
Signature	Date:	Signature	Date:
Please sign above exactly as name appears. When shares are held by joint tenants, both should sign. When signing as Guardian, Executor, Administrator, Attorney, Trustee, etc., please give full title as such. If a corporation, sign in full corporate name by President or other authorized officer, giving title. If a partnership, sign in partnership name by authorized person.

The Mills Corporation

Dear Shareholder,

Shareholders of The Mills Corporation can now take advantage of several services available through our transfer agent, EquiServe Trust Company, N.A. These services include:

DirectService Investment Program

Shareholders may purchase or sell The Mills Corporation stock directly through the Program rather than dealing with a broker. Automatic investment allows you to purchase additional shares on a regular basis by authorizing EquiServe to electronically debit your checking or savings account each month. Shareholders can deposit certificates to be held on account for safekeeping, request a certificate for shares held on account or transfer shares to others.

Vote-by-Internet

Shareholders may now vote their shares via the Internet by following the directions on the reverse side of this card. Votes may be cast by Internet up until 11:59 p.m. on the day before the Annual Meeting.

Internet Account Access

Shareholders may access their accounts on-line at www.equiserve.com. Through Account Access you will have the ability to view your holdings, request address changes, certify tax identification numbers, and buy and sell shares.

Transfer Agent Contact Information

EquiServe Trust Company, N.A. P.O. Box 43069 Providence, RI 02940-3069	Telephone Inside the USA: Telephone Outside the USA: TDD/TYY for Hearing Impaired:	(800) 446-2617 (781) 575-2723 (800) 952-9245
FOLD AND DETACH HERE
P R O	THE MILLS CORPORATION Annual Meeting of Stockholders on June 10, 2004 This Proxy is Solicited on Behalf of the Board of Directors
X Y	The undersigned does hereby appoint Mark D. Ettenger and Thomas E. Frost, or either one of them, with full power of substitution in each, as proxies to vote on the matters identified and as directed on the reverse side of this card, or, if not so directed, in accordance with the recommendations of the Board of Directors, all shares of The Mills Corporation (the "Company") held of record by the undersigned at the close of business on April 12, 2004 and entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Thursday, June 10, 2004 at 10:00 a.m. eastern time at the Key Bridge Marriott, 1401 Lee Highway, Arlington, Virginia, 22209, and upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.

This proxy, when properly completed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is otherwise given, this proxy will be voted (i) FOR the nominees for election as Directors: (01) James C. Braithwaite, (02) Joseph B. Gildenhorn, (03) Harry H. Nick, and (04) Robert P. Pincus (ii) FOR Proposal 2 to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2004, (iii) FOR Proposal 3 to approve the amendment to the Mills Corporation's certificate of incorporation to increase the total number of authorized shares of capital stock from 170,000,000 to 200,000,000 and the number of authorized preferred stock from 20,000,000 to 50,000,000, (iv) FOR Proposal 4 to approve The Mills Corporation's 2004 Stock Incentive Plan, (v) FOR Proposal 5 to approve the Executive High Performance Program, and (vi) in the discretion of the named proxies as to any other matters properly presented at the meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark boxes if you wish to vote in accordance with the recommendations of the Board of Directors. The proxies cannot vote your shares unless you sign and return this proxy card.
	HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

QuickLinks

Table of Contents
QUESTIONS AND ANSWERS
ELECTION OF DIRECTORS (PROPOSAL 1)
CORPORATE GOVERNANCE, BOARD AND COMMITTEES AND DIRECTOR COMPENSATION INFORMATION
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (PROPOSAL 2)
APPROVAL OF AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF CAPITAL STOCK AND PREFERRED STOCK (PROPOSAL 3)
APPROVAL OF THE MILLS CORPORATION 2004 STOCK INCENTIVE PLAN (PROPOSAL 4)
APPROVAL OF THE EXECUTIVE HIGH PERFORMANCE PROGRAM (PROPOSAL 5)
OUR EXECUTIVE OFFICERS
Summary Compensation Table
PERFORMANCE GRAPH, AUDIT COMMITTEE REPORT, EXECUTIVE COMPENSATION REPORT AND COMPENSATION COMMITTEE INTERLOCK
Cumulative total stockholder return The Mills Corporation versus S&P 500 and Morgan Stanley REIT Indices
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING
PROXY CARD